UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

Meru Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERU NETWORKS, INC.

894 ROSS DRIVE

SUNNYVALE, CALIFORNIA 94089

April 11, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders, or Annual Meeting, of Meru Networks, Inc., to be held at 894 Ross Drive, Sunnyvale, California, on May 22, 2014 at 9:30 a.m. Pacific Time.

At the Annual Meeting, you will be asked to vote upon three proposals:

1.	the election of seven (7) directors to serve until the next Annual Meeting or until their successors are duly elected and qualified;

2.	a non-binding advisory resolution on our executive compensation; and

3.	the ratification of our independent registered public accounting firm for our fiscal year ending December 31, 2014.

Accompanying this letter is the formal notice of Annual Meeting, proxy statement and proxy card relating to the Annual Meeting, as well as our annual report for the fiscal year ended December 31, 2013. The proxy statement contains important information concerning the matters to be voted upon at the Annual Meeting. We hope you will take the time to review it carefully.

We are pleased to take advantage of the Securities and Exchange Commission’s rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

All stockholders of record at the close of business on the record date, which is March 28, 2014, are entitled to vote at the Annual Meeting, and your vote is very important regardless of how many shares you own. Regardless of whether you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible. Instructions on the proxy card will tell you how to submit your proxy over the Internet, by telephone or by returning your proxy card in the enclosed postage-paid envelope. If you plan to attend the Annual Meeting and vote in person, and your shares are held in the name of a broker or other nominee as of the record date, you must bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

Dr. Bami Bastani

President and Chief Executive Officer

MERU NETWORKS, INC.

894 Ross Drive

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 22, 2014

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders, or Annual Meeting, of Meru Networks, Inc., a Delaware corporation, will be held at 894 Ross Drive, Sunnyvale, California, on May 22, 2014 at 9:30 a.m. Pacific Time. At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1.	The election of seven (7) directors to serve on our board of directors, each to serve until our Annual Meeting of stockholders to be held in 2015 and until his successor is elected an qualified, or until his death, resignation or removal.

2.	A non-binding advisory resolution on our executive compensation;

3.	Ratification of the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

4.	Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on March 28, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

Mark Liu

General Counsel and Secretary

Sunnyvale, California

April 11, 2014

IMPORTANT NOTICE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. IF YOUR PROXY IS NOT IRREVOCABLE, YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE THE VOTE PURSUANT TO THAT PROXY.

i

Meru Networks, Inc.

894 Ross Drive

Sunnyvale, California 94089

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Meru Networks, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors, or Board, for use at the annual meeting of stockholders, or Annual Meeting, to be held at 894 Ross Drive, Sunnyvale, California, on May 22, 2014 at 9:30 a.m. Pacific Time, and at any adjournments or postponements thereof. At the Annual Meeting, holders of our common stock will be asked to vote upon: (i) the election of seven (7) directors to serve until the Annual Meeting of stockholders to be held in 2015, or until their successors are duly elected and qualified; (ii) a non-binding advisory resolution on our executive compensation; (iii) the ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and (iv) any other business that properly comes before the Annual Meeting, or any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 11, 2014. The address of our principal executive offices is 894 Ross Drive, Sunnyvale, California 94089.

GENERAL INFORMATION

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, on or about April 11, 2014 we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials online (the “Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice.

Record Date

Only holders of record of our common stock at the close of business on the record date, which is March 28, 2014, will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 23,197,073 shares of our common stock outstanding and entitled to vote, held of record by 107 stockholders.

Quorum

Pursuant to our bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the record date. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices.

Voting of Proxies

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope, or vote by Internet or telephone as described below. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the proxy card, FOR the approval of the non-binding advisory resolution on our executive compensation, and FOR the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2014. Our Board does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this proxy statement and specified in the notice of Annual Meeting. As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment or postponement of the Annual Meeting (including for purposes of soliciting additional votes), the proxy card will confer discretionary authority on the proxies (who are persons designated by our Board) to vote all shares covered by the proxy card in their discretion.

Revocation of Proxies

Any stockholder who has given a proxy that does not state it is irrevocable may revoke it at any time before it is exercised at the Annual Meeting by, before the vote pursuant to the proxy, (i) receipt of a written notice of the death or incapacity of the maker by our Corporate Secretary, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy, delivery of written notice to the Corporate Secretary), stating that the proxy is revoked or by executing a subsequent proxy. If you hold shares through a brokerage firm, bank or other agent, you must contact that brokerage firm, bank or other agent to revoke any prior voting instructions.

Votes Required

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the Annual Meeting (the seven (7) properly nominated individuals receiving the highest number of votes will be elected). The proposal to approve the non-binding advisory resolution on our executive compensation must be approved by the affirmative vote of holders of a majority of our outstanding common stock entitled to vote at the Annual Meeting. The proposal to approve our independent registered public accounting firm for the fiscal year ending December 31, 2014 must be approved by the affirmative vote of holders of a majority of our outstanding common stock entitled to vote at the Annual Meeting.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. As such, an abstention will have the effect of a vote (a) against the non-binding advisory resolution on our executive compensation and (b) against ratification of our independent registered public accounting firm, Burr Pilger Mayer, Inc. for the fiscal year ending December 31, 2014. Abstentions will have no impact on the election of directors.

Effect of “Broker Non-Votes”

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for election of directors and the non-binding advisory vote on executive compensation, if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on such proposal.

If a quorum is present, the nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, broker non-votes will have no effect on the election of directors. The approval of the non-binding advisory vote on executive compensation and the ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014 each requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of these two proposals.

Voting Electronically via the Internet or by Telephone

General Information for All Shares Voted via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvote.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide the control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-690-6903 and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 21, 2014. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 21, 2014. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Any materials used in connection with a personal solicitation will be released to the individuals who will make the solicitation on or about April 11, 2014. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC, within four business days of the Annual Meeting.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089 or call (408) 215-5300.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and either mail your request to Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089 or call (408) 215-5300.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the consolidated financial statements, list of exhibits and any exhibit specifically requested, filed with the SEC is available without charge upon written request to: Meru Networks, Inc., Attention: Corporate Secretary, 894 Ross Drive, Sunnyvale, California 94089.

ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

Our board of directors, or Board, currently consists of nine (9) members and following the Annual Meeting, the Board will consist of seven (7) members. At each Annual Meeting , successors to directors whose term expires at the Annual Meeting will be elected for a term to expire at the succeeding Annual Meeting. The individuals so elected will serve until their successors are elected and qualified.

The Board currently consists of Bami Bastani, Harold Copperman, Stephen Domenik, Charles Kissner, Nicholas Mitsakos, Barry Newman, William Quigley, Sudhakar Ramakrishna and Eric Singer. The terms of all of these nine (9) directors will expire at the Annual Meeting. The Board has nominated Bami Bastani, Harold Copperman, Stephen Domenik, Charles Kissner, William Quigley, Sudhakar Ramakrishna and Eric Singer, as the seven (7) directors to each serve for a one year term that is expected to expire at our Annual Meeting in 2015, and until his successor is elected and qualified, or until his earlier death, resignation or removal. Messrs. Mitsakos and Newman are not standing for re-election to our Board, and their respective terms as director will end on May 22, 2014, the date of the Annual Meeting. The Board appreciates each of Mr. Mitsakos’s and Mr. Newman’s service and contributions to our success. As a result of Messrs. Mitsakos and Newman not standing for re-election, our Board has elected to reduce the authorized number of directors from nine (9) to seven (7), to be effective on May 23, 2014. You can find below the principal occupation and other information about the Board’s nominees.

The election of directors will be determined by the seven (7) nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the Board’s nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

Stephen Domenik and Eric Singer were appointed to our Board on January 13, 2014 as a result of discussions between our management and Board and Potomac Capital Partners III, L.P., Potomac Capital Management III, L.L.C., Potomac Capital Partners L.P., Potomac Capital Management L.L.C., Paul J. Solit, and Mr. Singer, which we refer to collectively as the Potomac group. Collectively the Potomac group is a significant Meru stockholder. After a recommendation from Mr. Singer, we evaluated Mr. Domenik and in January 2014 agreed to appoint Messrs. Domenik and Singer to the Board and to nominate them for election at our 2014 Annual Meeting in accordance with a Nomination and Standstill Agreement, dated January 13, 2014 between us and the various members of the Potomac group listed therein. There are no family relationships between any of our directors, nominees or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF BAMI BASTANI, HAROLD COPPERMAN, STEPHEN DOMENIK, CHARLES KISSNER, WILLIAM QUIGLEY, SUDHAKAR RAMAKRISHNA AND ERIC SINGER AS DIRECTORS.

Information Regarding Our Nominees and Directors

The following table lists the nominees and current members of the Board, their ages as of March 28, 2014 and current positions with Meru Networks, Inc. Biographical information for each nominee and/or director is also provided. Our restated certificate of incorporation and bylaws provide that the number of our authorized directors, which is currently nine (9) members, but will be seven (7) members following the Annual Meeting, shall be fixed from time to time by a resolution of the majority of our Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Director Nominees

The names of the nominees and certain information (ages as of March 28, 2014) about them are set forth below:

Name	Age	Position and Offices	Director Since
Bami Bastani, Ph.D.	60	Director, President and CEO	2012
Harold Copperman(1)(3)	66	Lead Director	2010
Steven Domenik	62	Director	2014
Charles Kissner(1)(2)	66	Director	2011
Sudhakar Ramakrishna(3)	46	Director	2013
William Quigley(1)	49	Chairman of the Board (Director)	2002
Eric Singer	40	Director	2014

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Biographies

Nominees for Directors

Dr. Bami Bastani was appointed as our CEO and President and as a member of the Board in March 2012. Prior to joining Meru, he was Chief Executive Officer and President of Trident Microsystems, Inc., a semiconductor company, from June 2011 through May 2012. In January 2012, Trident entered into Chapter 11 bankruptcy proceedings and its assets were distributed to its creditors and equity holders. Prior to joining Trident, Dr. Bastani was the Chairman and Chief Executive Officer of B2 Global Consulting, LLC, a management consulting firm from August 2008 until June 2011. From October 1998 to August 2008, Dr. Bastani was President and Chief Executive Officer of ANADIGICS, Inc. a semiconductor company providing RF solutions for the wireless and broadband communications equipment markets. From 1996 to 1998, Dr. Bastani was Executive Vice President of Fujitsu Microelectronics, where he led the Systems LSI Group, including ASIC System-On-Chip, Local Area Networks, SPARC processors, and RFICs. Previously, he served for more than a decade at National Semiconductor where he held several key executive positions, most recently as Vice President and General Manager of the Embedded Technologies Division. Dr. Bastani also served on the Board of Directors of CorMedix, a specialty pharmaceutical company, from February 2010 to June 2011. He received a Ph.D. degree and an M.S.E.E. degree in Electrical Engineering from The Ohio State University and a B.S.E.E. degree in Electrical Engineering from University of Arkansas. Dr. Bastani’s prior experiences as a Chief Executive Officer and role as the company’s Chief Executive Officer give him unique insights into the day-to-day operations of the company and his membership on the Board allows him to share these insights with the Board. He also brings to the Board his strong background in senior management at technology companies.

Harold Copperman has served as one of our directors since January 2010 and since January 2013 has served as the Lead Director. Mr. Copperman has served as the President and Chief Executive Officer of HDC Ventures, Inc., a management and investment group focusing on enterprise systems, software, and services, since

March 2002. From January 2000 to March 2002, Mr. Copperman was a consultant and a private investor. From 1993 to 1999, Mr. Copperman served as Senior Vice President and Group Executive at Digital Equipment Corp. Mr. Copperman also has held various executive positions such as Chief Executive Officer at JWP Information Services, Inc., President of Commodore Business Machines, Inc. and Vice President and General Manager of Apple Computer, Inc. He also spent 20 years at IBM Corporation, where he held a variety of sales, marketing and executive positions. Mr. Copperman serves on the board of directors of ID Systems, Inc., a provider of RFID wireless solutions for tracking high-value assets. He also previously served as director of Virtual Piggy, Inc., a publicly traded company that provides youth payments technology, from April 2013 until February 2014, director of EDGAR Online, Inc., a publicly traded company that provides financial data, analytics and disclosure management services, from 2011 until August 2012, at which time EDGAR Online was acquired by R.R. Donnelley and Sons Company, a director of Avocent Corporation, a publicly traded company that delivers IT operations management solutions, from 2002 until December 2009, at which time Avocent Corporation was acquired by Emerson Electric Co., a director of AXS-One Inc., a publicly traded company that provides high performance records compliance management solutions, from 2006 until June 2009, at which time AXS-One Inc. was acquired by Unify Corporation, and as a director of Epicor Software Corporation, a publicly held company that designs, develops, markets and supports enterprise application software solutions and services, from 2001 until 2008. He also served on the board of directors of America Online from 1989 to 1993, during which time it became a publicly traded company. Mr. Copperman received a B.S. in Mechanical Engineering from Rutgers University and served as a Captain in the U.S. Army. Mr. Copperman brings to our Board vast experience and understanding of sales, marketing, and distribution in the high technology industry. In addition, his executive management assignments and his service on the boards of directors of many publicly traded technology companies provides us a valuable perspective.

Stephen Domenik has served as one of our directors since January 2014. Mr. Domenik has been a general partner at Sevin Rosen Funds, a venture capital firm, since 1995. Mr. Domenik has also served as a director of EMCORE Corporation, a publicly traded provider of compound semiconductor-based components and subsystems, since December 2013, a director of PLX Technology, Inc., a publicly traded semiconductor company, since December 2013, a director of Pixelworks, Inc., a publicly traded designer, developer and marketer of video and pixel processing semiconductors, since August 2010 and director of MoSys, Inc., a publicly-traded, IP-rich, fabless semiconductor company, since June 2012. He served on the board of directors of NetLogic Microsystems, Inc., a publicly-traded fabless semiconductor company, from January 2001 until it was acquired in February 2012. Mr. Domenik was previously CEO of two high-technology companies in the RFID and software domains. He was also vice president of marketing at Cyrix, a Sevin Rosen Funds portfolio company, where he worked until after its IPO in 1995. Prior to Cyrix, Mr. Domenik was the vice president of marketing at Weitek Corporation, a venture-backed startup company that also went public. Mr. Domenik holds an M.S.E.E. and a B.S. in physics from the University of California at Berkeley. Mr. Domenik brings to the Board considerable experience from both established and small companies in the semiconductor and software industries to the Board. Mr. Domenik has both held senior management positions and served on the boards of directors of multiple public and private technology companies. In addition, Mr. Domenik has considerable relevant experience in corporate investments and strategic development of high-technology companies.

Charles D. Kissner has served as one of our directors since November 2011, having previously served as one of our directors until his resignation in September 2010 following his appointment as Chief Executive Officer of Aviat Networks, Inc., a publicly traded independent supplier of wireless transmission systems. He currently serves as the Chairman of the Board of Directors of Aviat Networks. Mr. Kissner also serves as Chairman of the Board of Directors of ShoreTel Inc., a publicly traded business communications systems company, as well as a Director of Rambus, Inc., a publicly traded technology licensing company focusing on the development of technologies that enrich the end-user experience of electronics systems. From 2010 to 2011, he was Chairman and Chief Executive Officer of Aviat Networks. From 1995 to 2006, he served as Chairman and CEO of Stratex Networks. Stratex merged with Harris Corporations’ Microwave Division to create Aviat Networks in 2007. Mr. Kissner previously served as Vice President and General Manager of M/A-COM, Inc., a manufacturer of radio and microwave communications products, President and CEO of Aristacom International

Inc., a communications software company, Executive Vice President of Fujitsu Network Switching, Inc. and held a number of executive positions at AT&T (now Alcatel-Lucent). Mr. Kissner has also served on a number of other public and private boards of directors, as well as not-for-profit boards such as the NPR Foundation and Angel Flight, Inc. He currently serves on the board of the non-profit corporation, KQED Public Media. Mr. Kissner brings fifteen years of relevant experience as a Chief Executive Officer, having served in that capacity at technology driven companies such as Stratex, Aviat Networks and Aristacom. Mr. Kissner also brings extensive public company directorship and committee experience to the Board, which has been an invaluable resource as we regularly assess our corporate governance, corporate compliance and risk management obligations. Mr. Kissner has also directly supervised nearly thirty merger and acquisition transactions, which experience is helpful to us in the assessment and integration of acquisition opportunities. In addition, our Board’s determination, in light of his experience as a principal executive officer and director overseeing or assessing the performance of public companies and auditors as described above, that Mr. Kissner is an “audit committee financial expert” lends further support to his financial acumen and qualifications for serving on our Board and as a member of our audit committee.

William Quigley has served as one of our directors since November 2002 and since May 2010 has served as the Chairman of the Board. Mr. Quigley is a Managing Director at Clearstone Venture Partners, a venture capital firm. He joined Clearstone shortly after its formation in 1999, from Mid-Atlantic Venture Funds, where he served as an investor and Kauffman Fellow. Mr. Quigley holds a B.S. in Accounting, with honors, from the University of Southern California and he received his M.B.A., with distinction, from Harvard Business School. Mr. Quigley brings to the Board extensive financial experience as well as his experience in the venture capital industry and his understanding of our company and business due to his long tenure with us as a member of the Board.

Sudhakar Ramakrishna has served as one of our directors since December 2013. Mr. Ramakrishna has served as Senior Vice President and General Manager, Enterprise and Service Provider Division of Citrix Systems, Inc., a publicly traded cloud company that enables mobile workstyles, since March 2013. Prior to joining Citrix Systems, Mr. Ramakrishna served as President of Products and Services at Polycom, Inc., a publicly traded provider of unified communications and collaboration solutions, from February 2012 to March 2013. Mr. Ramakrishna also served as Polycom¹s Executive Vice President and General Manager, Unified Communications Solutions and Chief Development Officer from February 2011 to February 2012 and as Senior Vice President and General Manager, Unified Communications Products and Chief Development Officer from October 2010 to February 2011. Prior to joining Polycom, Mr. Ramakrishna served as Corporate Vice President and General Manager for Wireless Broadband Access Solutions and Software at Motorola, Inc., a mobile infrastructure company, from May 2007 to October 2010. Mr. Ramakrishna earned his master¹s degree in Computer Science from Kansas State, and an MBA from Northwestern University¹s Kellogg School of Management. Mr. Ramakrishna holds and has filed several patents in the areas of IP telephony, soft switching and load balancing. Mr. Ramakrishna has extensive experience in the management of development and selling of technology solutions. He provides important perspectives in technological and business trends in the industry. As a current executive officer of a public technology company, he provides guidance and expertise in technical and business matters to the Company’s executives, including mobility and networking.

Eric Singer has served as one of our directors since January 2014. Mr. Singer has served as a co-managing member of Potomac Capital Management III, L.L.C., the general partner of Potomac Capital Partners III, L.P., and Potomac Capital Management II, L.L.C., the general partner of Potomac Capital Partners II, L.P. since March 2012 and has served as an advisor to Potomac Capital Management, L.L.C. and its related entities since May 2009. Mr. Singer has also served as a director of PLX Technology, Inc., a publicly traded semiconductor company, since December 2013. Mr. Singer served as chairman of the board of Sigma Designs, Inc. a publicly traded semiconductor company, from January 2013 until December 2013, and was a board member from August 2012 until December 2013. From August 2008 until its sale in February 2010, Mr. Singer served as a director of Zilog Corporation, a publicly traded semiconductor company. From July 2007 to April 2009, Mr. Singer was a senior investment analyst at Riley Investment Management. He managed private portfolios for Alpine Resources,

LLC from January 2003 to July 2007. Mr. Singer holds a B.A. from Brandeis University. Mr. Singer brings significant experience as a public company director of technology companies. Mr. Singer’s experience as a director within the technology industry, as well as his significant financial and investment experience, including capital allocation and transactional experience, enables him to assist in the effective oversight of our company.

Board Meetings, Committees and Corporate Governance

Our Board held 11 meetings during 2013. Our independent directors generally hold an executive session in conjunction with each regular Board meeting. Our Board also acted by unanimous written consent on six occasions. Except for Mr. Ramakrishna, who attended two out of the three meetings during the period in which he served on the Board in 2013, each incumbent director attended during the periods that he served in 2013, as applicable, at least 75% of the aggregate number of (i) the meetings of the Board and (ii) the meetings of the committees on which he served.

Director Independence

Our Board has determined that all current members of the Board and all Board member nominees, other than Dr. Bastani, is independent, as determined under the rules of The NASDAQ Stock Market and the applicable SEC rules.

Board Leadership

Our Board is led by our Chairman of the Board and our Lead Director, each of whom is an independent director, and several independent directors.

Our Chairman of the Board has the following roles and responsibilities:

•	advising our Chief Executive Officer and other members of senior management on business strategy and leadership development, as appropriate;

•	working with our Board to drive decisions about particular strategies and policies and, in concert with our independent Board committees, facilitates Board effectiveness;

•	providing input to our Lead Director and Chief Executive Officer regarding agendas, meeting schedules, and information provided to our Board;

•	being available, as appropriate, for communication with stockholders;

•	presiding over stockholder meetings when our Chief Executive Officer is unavailable and such authority has not otherwise been delegated;

•	the duties of our Lead Director when there is no Lead Director or our Lead Director is otherwise absent or unavailable; and

•	other duties as may be, from time to time, set forth in our bylaws or requested by our Board to assist it in the fulfillment of its responsibilities, by individual directors, or by our Lead Director or Chief Executive Officer.

Our Lead Director has the following roles and responsibilities:

•	authority to call meetings of our independent directors as may be necessary from time to time;

•	presiding at all meetings of our Board, including executive sessions of our independent directors;

•	serving as principal liaison between our independent directors and our Chief Executive Officer;

•	discusses any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer and otherwise communicating from time to time with our Chief Executive Officer;

•	disseminating information to the rest of our Board as appropriate;

•	providing leadership to our Board if circumstances arise in which the role of our Chief Executive Officer or Chairman may be, or may be perceived to be, in conflict;

•	reviewing and approving agendas, meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to our Board (including the quality, quantity and timeliness of such information); and

•	other duties as may be, from time to time, set forth in our bylaws or requested by our Board to assist it in the fulfillment of its responsibilities, by individual directors, or by our Chairman or Chief Executive Officer.

Our Board structure allows us to leverage the experience of our Chief Executive Officer and the independent perspective of our Chairman of the Board and Lead Director. We believe that this structure, combined with our strong committee system, meets the current corporate governance needs and oversight responsibilities of the Board.

Role of the Board in Risk Oversight

The Board is actively involved the oversight of our risk management process. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and corporate governance committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our Board is responsible for monitoring and assessing strategic risk exposure, and other risks not covered by our committees.

The full Board, or the appropriate committee, receives reports on risks facing our company from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our Board’s leadership structure supports effective risk management because it allows our Chairman of the Board and Lead Director, who are independent, and the independent directors on our committees to exercise oversight over management.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our Board. The composition and functioning of our Board and all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market and SEC rules and regulations. Members serve on committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee is comprised of Mr. Barry Newman, who is the chair of the committee, and Messrs. Charles Kissner and Nicholas Mitsakos. The future composition of our audit committee will be determined by the Board following the Annual Meeting.

The composition of our audit committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our audit committee includes two financial experts within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our Board has adopted, a charter for our audit committee. Our audit committee, among other things:

•	selects a firm to serve as our independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;

•	helps to ensure the independence of our registered public accounting firm;

•	discusses the scope and results of the audit with our independent registered public accounting firm, and reviews, with management and that firm, our interim and year-end operating results including our disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports filed with the SEC;

•	establishes procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	discusses with management our major financial risk exposures and the steps management has taken to monitor such exposures including our policies with respect to risk assessment and risk management;

•	reviews and discusses with management and our independent registered accounting firm the adequacy and effectiveness of our internal control over financial reporting and the effectiveness of our disclosure controls and procedures;

•	reviews and considers “related person transactions” under, and takes other actions contemplated by, our related person transactions policy; and

•	reviews any proposed waiver of our code of conduct and makes a recommendation to the Board with respect to the disposition of any proposed waiver.

The audit committee met eight times during 2013, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. The audit committee operates pursuant to the audit committee charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm.

Compensation Committee

Our compensation committee is comprised of Mr. Harold Copperman, who is the chair of the committee, and Messrs. Nicholas Mitsakos and Sudhakar Ramakrishna. The future composition of our compensation committee will be determined by the Board following the Annual Meeting.

The composition of our compensation committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee recommended, and our Board has adopted, a charter for our compensation committee. Our compensation committee, among other things:

•	reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the other executive officers;

•	administers our stock and equity incentive plans;

•	reviews and makes recommendations to our Board with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation of our employees.

The compensation committee met nine times during 2013. The compensation committee also acted by unanimous written consent on three occasions. The compensation committee operates pursuant to the compensation committee charter. Under its charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm, the compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The compensation committee may form and delegate authority to subcommittees consisting of one or more members of the compensation committee when appropriate, except to the extent such delegation is limited by law or listing standards. The compensation committee may delegate to our CEO or our other officers, within the limits imposed by law and NASDAQ rules, the authority to grant equity awards under the our stock plans to employees or consultants who are not members of our Board or our executive officers. Our compensation committee engaged Compensia, an independent compensation consulting firm, to provide advice and help evaluate our compensation philosophy and provide guidance in administering our compensation program in connection with the review of compensation for 2013. The Compensation committee also engaged Compensia for similar work in 2012, 2011, and 2010. In September 2013, our compensation committee engaged Radford Consulting with respect to 2014 compensation matters.

The compensation committee considers risk-mitigating factors, in addition to those described in “— Role of Board in Risk Oversight,” including:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	the design of our executive bonus plans to ensure our named executive officers remain focused on financial performance metrics that drive long-term stockholder value, such as revenue and non-GAAP operating income;

•	our use of long-term equity awards to balance against short-term decision making;

•	time-based equity grants to encourage our named executive officers to maintain a long-term perspective;

•	performance-based equity grants based on future revenue performance to avoid short term risk taking;

•	caps on bonus awards to limit windfalls; and

•	the requirement that executive officers must obtain permission from our General Counsel before the sale of any shares of our common stock, even during an open trading period.

The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2013, and additional discussion regarding the role of Compensia in executive compensation, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Mr. Charles Kissner, who is the chair of the committee, and Messrs. Harold Copperman and William Quigley. The future composition of our nominating and corporate governance committee will be determined by the Board following the Annual Meeting.

The composition of our nominating and corporate governance committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Our nominating and corporate governance committee has recommended, and our Board has adopted, a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, recruits and recommends nominees for our Board and committees of our Board;

•	establishes procedures for the submission and consideration of candidates for nomination to our Board recommended by stockholders;

•	oversees the self-evaluation process of our Board and each of its committees;

•	oversees matters of corporate governance, including the development and monitoring of a process to assess the effectiveness of our Board;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	develops and recommends to our Board a code of business conduct and a code of ethics;

•	evaluates our risk management process and system in light of the nature of the material risks we face and the adequacy of our policies and procedures designed to address risk; and

•	develops and recommends to our Board corporate governance guidelines and reviews and recommends to our Board any changes deemed appropriate.

The nominating and corporate governance committee met five times during 2013. The nominating and corporate governance committee operates pursuant to the nominating and corporate governance committee charter, which has been posted on our website at http://investors.merunetworks.com/governance.cfm.

Director Nominations

The nominating and corporate governance committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089. The recommendation must be submitted not more than 120 days nor less than 90 days prior to the first anniversary of the date of the proxy statement provided in connection with the previous year’s Annual Meeting. If the date of the 2015 Annual Meeting is more than 30 days before or after the anniversary date of the 2014 Annual Meeting, in order for a recommendation to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2015 Annual Meeting. The recommendation must be in accordance with the provisions of our bylaws. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable SEC and NASDAQ rules. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the Board and our company at that time. Although the nominating and corporate governance committee does not have a specific policy on diversity, in its consideration of the specific needs of the Board and our company, the committee considers diverse backgrounds so that the Board composition reflects a broad spectrum of experience and expertise. Final approval of nominees to be presented for election is determined by the full Board.

The nominating and corporate governance committee recommended to the Board that Messrs. Bastani, Copperman, Domenik, Kissner, Quigley, Ramakrishna and Singer be nominated to serve as directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of and Ethics for Directors and Senior Executive Officers. These codes are available in the “Corporate Governance” section of our website at http://www.merunetworks.com. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

Compensation Committee Interlocks and Insider Participation

During 2013, our compensation committee consisted of Messrs. Copperman and Mitsakos, with Mr. Ramakrishna joining the committee on December 30, 2013. No member of the compensation committee has at any time in the last fiscal year or previously been one of our officers or employees and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or compensation committee during 2013.

Communications with Directors

Stockholders may communicate with the Board by sending written correspondence to: Board of Directors, c/o Corporate Secretary, Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. In particular, the Board has directed that communications such as product or commercial inquiries or complaints, résumé and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any independent director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

Director Attendance of Annual Meetings

We encourage directors to attend our Annual Meetings but do not require attendance. Five of six then-current directors attended last year’s Annual Meeting of stockholders, including two who attended via telephone.

Director Compensation

The compensation committee evaluates the appropriate level and form of compensation for non-employee directors and recommends changes to the Board when appropriate. The Board adopted the following policies with respect to the compensation of non-employee directors during 2013:

Cash Compensation

In 2013, each non-employee member of the Board declined cash compensation. We do not pay fees to directors for attendance at meetings of our Board and its committees, but we reimburse our directors for reasonable expenses in connection with attendance at the meetings.

Equity Compensation

In 2013, each non-employee director who continued to serve on our Board was automatically granted restricted stock units, or RSUs, in an amount intended to convey approximately $85,000 of value to each non-employee director on an annual basis. Each non-employee director who served on our Board was also entitled to receive an annual cash retainer in the amount of $38,000, which each director elected to be paid in the form of RSUs with an intrinsic value equal to $38,000. In recognition of the fact that RSUs are less liquid than cash, we applied a 10% discount to the per share price used to determine the number of RSUs received in lieu of cash.

In 2013, members of our Board serving in specific roles and members of the committees of our Board received the additional cash compensation listed in the table below, which each director elected to be paid in the form of RSUs with intrinsic value equal to the amounts in the table. Again, in recognition of the fact that RSUs are less liquid than cash, we applied a 10% discount to the per share price used to determine the number of RSUs received in lieu of cash.

Compensation Element	2013 Compensation Amount
Chairman of the Board	$5,000
Lead Director	$10,000
Chairman of the Audit Committee	$16,000
Chairman of the Compensation Committee	$12,000
Chairman of the Nominating and Corporate Governance Committee	$8,000
Committee Member Service (All Committees)	$3,000

The number of RSUs granted to each director in lieu of cash in 2013 was determined by dividing (a) the total dollar amount to be paid to such director for 2013 cash compensation by (b) the average closing price per share for our common stock over a 30-trading day period, less the 10% discount. The 30-trading day period started 15 trading days before a date fixed in advance by the Board and ended 15 trading days after such fixed date. Each RSU grant vests at a rate of 25% for every three months of continued service.

Mr. Ramakrishna joined the Board in December 2013 and did not receive any compensation for his Board service in 2013. Messrs. Domenik and Singer joined the Board in January 2014 and did not receive any compensation for their Board service in 2013.

2013 Compensation Table

The following table provides information for our fiscal year ended December 31, 2013 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who, served as a non-employee director in 2013. The table sets forth the value of the RSU grants calculated in accordance with the rules of the Securities and Exchange Commission, which value is equal to the fair market value of the RSUs granted on the date of grant (i.e. number of RSUs granted multiplied by $4.10, the price per share of our common stock on the date of grant). However, the price used to determine the number of RSUs to be awarded to each director was based on a price per share of $2.58, which is the discounted 30-day average price per share calculated pursuant to the formula described above.

Other than as set forth in the table and the narrative that follows it, for 2013 we have not paid any fees to our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. All compensation that we paid to Dr. Bami Bastani, our only employee director, is set forth in the tables summarizing executive officer compensation below.

Director Compensation – Fiscal 2013

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total(4) ($)
Harold Copperman	$150,519	$85,001	$235,520
Charles Kissner	128,244	85,001	213,245
Nicholas Mitsakos	115,509	85,001	200,511
Barry Newman	136,198	85,001	221,199
William Quigley	123,467	85,001	208,469
Sudhakar Ramakrishna	—	—	—

(1)	As of December 31, 2013, each director held outstanding options to purchase the following number of shares: Harold Copperman: 44,903 shares; Charles Kissner: 10,500 shares; Nicholas Mitsakos: 29,782 shares; Barry Newman: 27,500 shares; and William Quigley: 27,500 shares. Mr. Ramakrishna was elected to the Board in December 2013 and did not hold any options to purchase shares as of December 31, 2013.
(2)	Amounts shown in this column do not reflect cash amounts actually received by the director. Instead, these amounts reflect the aggregate full grant date fair value for awards granted calculated in accordance with ASC 718. See Note 13 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013 for a discussion of all assumptions made in determining the grant date fair values.
(3)	Amounts shown in this column reflect the aggregate full grant date fair value for awards granted calculated in accordance with ASC 718. See Note 13 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013 for a discussion of all assumptions made in determining the grant date fair values.
(4)	In February 2013, in connection with our annual stockholders meeting and consistent with the equity compensation policy adopted by the Board, we granted each non-employee director an RSU; Messrs. Copperman, Kissner, Mitsakos, Newman and Quigley were granted RSUs for 57,444 shares, 52,011 shares, 48,905 shares, 53,951 shares and 50,846 shares, respectively. The fair value of each such RSUs was $4.10 per share. Each of these RSUs: (i) vests quarterly and in full on the twelve month anniversary; and (ii) contains change of control provisions such that all unvested shares vest immediately upon the closing of a change of control transaction. As of December 31, 2013, each director held outstanding restricted units and/or awards that had not yet vested as to the following number of shares: Harold Copperman: 14,361 shares; Charles Kissner: 13,003 shares; Nicholas Mitsakos: 12,227 shares; Barry Newman: 13,488 shares; and William Quigley: 12,712 shares. Mr. Ramakrishna was elected to the Board in December 2013 and did not receive any equity awards in 2013.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item No. 2 on the Proxy Card)

Executive compensation is an important matter for us and our stockholders. We are requesting that stockholders cast a non-binding advisory vote on compensation programs for our named executive officers, also known as “say on pay.”

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy, and the “Executive Compensation” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, motivate and retain highly qualified individuals with the leadership skills necessary for us to achieve our business strategy. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and long-term equity awards. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics.

As an advisory vote, this proposal is not binding. However, the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when considering future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that Meru Networks, Inc.’s stockholders approve, on an advisory basis, the compensation of the executive officers, as disclosed in Meru Networks, Inc.’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other related disclosures.”

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

BURR PILGER MAYER, INC., FOR FISCAL YEAR ENDING DECEMBER 31, 2014

(Item No. 3 on the Proxy Card)

Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Burr Pilger Mayer, Inc., or BPM, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and until their successors are appointed. Representatives of BPM are expected to be at the Annual Meeting. Representatives of BPM will be given the opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.

Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of the selection of BPM by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the audit committee feels that such a change would be in the best interests of our company and stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of BPM as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees and related expenses for professional services provided by BPM during 2013 and 2012. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with BPM maintaining its independence.

	Fiscal years
	2013	2012
Audit Fees(1)	$586,913	$387,400
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$586,913	$387,400

(1)	Audit fees consist of the aggregate fees for professional services rendered by BPM: (i) for the audit of our consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting and reviews of our unaudited condensed consolidated interim financial statements for fiscal years 2013 and 2012, totaling $496,425 and $358,675, respectively; and (ii) in connection with the review of the Registration Statement on Form S-8, the Registration Statement on Form S-3 and the Prospectus Supplement filed by the Company with the SEC during fiscal year 2013 and fiscal year 2012, totaling $90,488 and $28,725, respectively.

Pre-Approval Policies and Procedures

Our audit committee pre-approval policies and procedures require prior approval of each engagement of BPM to perform services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF BURR PILGER MAYER, INC. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

EXECUTIVE OFFICERS

Our executive officers, their positions and their respective ages, as of March 28, 2014, are:

Name	Age	Position(s)
Bami Bastani, Ph.D.	60	President, Chief Executive Officer and Director
Brian McDonald	57	Chief Financial Officer and Chief Administrative Officer
Mark Liu	40	General Counsel and Secretary
Ajay Malik	45	Senior Vice President of Worldwide Engineering
Larry Vaughan	58	Senior Vice President of Worldwide Sales and Field Operations
Sarosh Vesuna	54	Vice President, General Manager of Business Units

Our executive officers serve at the discretion of the Board, subject to rights, if any, under contracts. See “Executive Compensation — Potential Payments Upon Termination or Change of Control” for a discussion of these additional rights. Biographical information for Dr. Bastani is provided above. See “— Information Regarding Our Nominees and Directors.”

Executive Officers (in addition to Dr. Bastani)

Brian McDonald has served as our Chief Financial Officer since June 2013. In January 2014, his role was expanded to Chief Financial and Administrative Officer, adding human resources and corporate legal functions. He brings more than 30 years of financial and business experience, working with both private and public technology companies, and possesses a strong operational background. Prior to joining us, Mr. McDonald served as Chief Financial Officer at eASIC Inc., a structured ASIC company from August 2011 to June 2013. From June 2004 to March 2011, Mr. McDonald served as Chief Financial Officer at Advanced Analogic Technologies Inc., a publicly traded semiconductor company which went public during Mr. McDonald’s service in 2005. In addition, Mr. McDonald held an Independent Director and Audit Committee Chairman role at iWatt Inc., a private semiconductor company from August 2011 to until its sale in June 2013. At Meru, Mr. McDonald is responsible for the finance, accounting, information technology, human resources, and corporate legal groups. Mr. McDonald holds a B.S. in business administration from the University of Santa Clara.

Mark Liu has served as our General Counsel and Secretary since June 2013. Mr. Liu is responsible for all legal matters for the company. From 2009 to 2013, Mr. Liu was associate general counsel and assistant secretary at NETGEAR, Inc., a publicly traded global networking company. From 2007 to 2009, Mr. Liu served as assistant general counsel at Prana Investments, a real estate investment firm. Previously, Mr. Liu was an associate at Wilson Sonsini Goodrich & Rosati, where he was part of the founding team in the firm’s San Diego office after initially working in the Austin office. Mr. Liu holds a J.D. from the University Of Texas School Of Law and a B.A. in government from Cornell University.

Ajay Malik has served as our Senior Vice President of Worldwide Engineering since August 2013. Mr. Malik is responsible for our WLAN solutions, including hardware, software development, system architecture and quality assurance. From March 2013 to August 2013, Mr. Malik was Vice President Engineering, Mobility Solutions for HP Networking, a division of Hewlett Packard, a publicly traded technology company. From November 2010 to March 2013, Mr. Malik was Senior Director of Engineering for the Wireless Networking Business Unit of Cisco, Inc., a publicly traded networking company. From January 2008 to November 2010, Mr. Malik was Chief Executive Officer of Todooli, Inc., a mobile location tracking company. Prior to Todooli, Mr. Malik held leadership positions at Motorola, Inc., a publicly traded technology company. Mr. Malik holds a B.E. in computer science from IIT Roorkee, India.

Larry Vaughan has served as our Senior Vice President of Worldwide Sales and Field Operations since April 2011. From June 2007 to April 2011, Mr. Vaughan served as Vice President of Sales & Services for the Worldwide Growth and Emerging Markets for BMC Software, Inc., a software vendor, after serving as

Vice President of World Wide Field Operations for BMC Software from November 2006 to May 2007. From May 2004 to May 2005, he served as Vice President of Worldwide Sales Operations, and from April 2005 to October 2006, he served as Executive Vice President of World Wide Sales & Services, for Enterasys Networks, Inc. until it was acquired in a going-private transaction. Mr. Vaughan previously held a number of sales, sales management and executive sales management position with Symbol Technologies, Inc., Novell, Bay Networks Inc. (Nortel), Unisys Corporation, and International Business Machines Corp. Mr. Vaughan holds a B.A. in Business Administration from Western Michigan University.

Sarosh Vesuna has served as our Vice President, General Manager of Business Units since January 2014. Previously Mr. Vesuna served as our General Manager of Education from June 2012 to January 2014 and our Vice President of Business Development from January 2008 until June 2012. Prior to joining us, Mr. Vesuna served as Senior Director of Strategy and Business Development for Motorola Inc., a publicly traded technology company, from January 2007 to January 2008. From February 1998 to January 2007, Mr. Vesuna served as Senior Director of Strategy and Business Development at Symbol Technologies Inc., a mobile data capture and delivery company. Mr. Vesuna holds a B.S.E.E. from the University of Bombay and an M.S.E.E. from Pennsylvania State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 28, 2014 (the record date for the Annual Meeting) for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 23,197,073 shares of common stock outstanding at March 28, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 28, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Meru Networks, Inc., 894 Ross Drive, Sunnyvale, CA 94089.

Directors and Executive Officers:	Shares Beneficially Owned (1)	Percentage
Dr. Bami Bastani (2)	437,873	1.9%
Larry Vaughan (3)	134,806	*
Sarosh Vesuna (4)	80,742	*
Brian McDonald (5)	4,951	*
Mark Liu (6)	3,149	*
Ajay Malik	—	*
Brett White (7)	12,498	*
Harold Copperman(8)	416,469	1.8%
Chuck Kissner (9)	142,080	*
Nicholas Mitsakos (10)	77,311	*
Barry Newman (11)	308,298	1.3%
William Quigley (12)	2,142,426	9.2%
Sudhakar Ramakrishna (13)	7,548	*
Eric Singer (14)	622,972	2.7%
Stephen Domenik (15)	7,356	*
All executive officers and directors as a group, 16 persons (16)	4,398,479	18.4%
Other 5% Stockholders:
Clearstone Venture Partners (12)	1,969,889	8.5%
Diker GP, LLC. (17)	1,560,917	6.7%
D.E. Shaw & Company (18)	1,411,502	6.1%
Potomac Capital Partners (14)	1,179,376	5.1%

*	Less than 1%
(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person and shares are owned of record and beneficially by the named person.

(2)	Consists of 53,910 shares of common stock and 384,683 shares of common stock subject to options which are exercisable within 60 days of March 28, 2014.
(3)	Consists of 69,449 shares of common stock and 65,357 shares of common stock subject to options which are exercisable within 60 days of March 28, 2014.
(4)	Consists of 32,400 shares of common stock and 48,342 shares of common stock subject to options which are exercisable within 60 days of March 28, 2014.
(5)	Consists of 4,951 shares of common stock.
(6)	Consists of 3,149 shares of common stock.
(7)	Consists of 12,498 shares of common stock
(8)	Consists of 362,604 shares of common stock, 8,962 restricted stock units that will vest within 60 days of March 28, 2014, and 44,903 shares of common stock subject to options which are exercisable within 60 days of March 28, 2014.
(9)	Consists of 123,518 shares of common stock, 8,062 restricted stock units that will vest within 60 days of March 28, 2014, and 10,500 shares of common stock subject to options which are exercisable within 60 days of March 28, 2014.
(10)	Consists of 36,481 shares of common stock, 7,548 restricted stock units that will vest within 60 days of March 28, 2014, and 29,782 shares of common stock subject to options which are exercisable within 60 days of March 28, 2014.
(11)	Consists of 272,415 shares of common stock, 8,383 restricted stock units that will vest within 60 days of March 28, 2014, and 27,500 shares of common stock subject to options which are exercisable within 60 days of March 28, 2014.
(12)	Includes, solely with respect to Mr. Quigley, 137,168 shares of common stock, 7,869 restricted stock units that will vest within 60 days of March 28, 2014, and 27,500 shares subject to options which are exercisable within 60 days of March 28, 2014. Based on a Schedule 13G filed February 8, 2013, affiliates of Clearstone Ventures held shares as follows (i) 2,263,057 shares of common stock beneficially owned by Clearstone Venture Partners II-A, L.P., (ii) 76,847 shares of common stock beneficially owned by Clearstone Venture Partners II-B, L.P., and (iii) 129,037 shares of common stock beneficially owned by Clearstone Venture Partners II-C, L.P. These amounts included (i) Class A warrants to purchase 223,649 shares of our Common Stock and Class B warrants to purchase 223,649 shares of our Common Stock beneficially owned by Clearstone Venture Partners II-A, L.P., (ii) Class A warrants to purchase 7,792 shares of our Common Stock and Class B warrants to purchase 7,792 shares of our Common Stock beneficially owned by Clearstone Venture Partners II-B, L.P., and (iii) Class A warrants to purchase 18,085 shares of our Common Stock and Class B warrants to purchase 18,085 shares of our Common Stock beneficially owned by Clearstone Venture Partners II-C, L.P. All of the Class A warrants and Class B warrants expired on March 12, 2014. Pursuant to an arrangement with Clearstone Venture Management Services, L.L.C. (“Clearstone Services”), Mr. Quigley is contractually obligated to remit the value of any remuneration received for service as one of our directors to Clearstone Services. Clearstone Services disclaims beneficial ownership over all shares held by Clearstone Venture Partners II-A, L.P., Clearstone Venture Partners II-B, L.P. and Clearstone Venture Partners II-C, L.P. Clearstone Venture Management II, L.L.C. (the “General Partner”) is the sole general partner of each of (i) Clearstone Venture Partners II-A, L.P., (ii) Clearstone Venture Partners II-B, L.P. and (iii) Clearstone Venture Partners II-C, L.P. (collectively, the “Funds”). The General Partner, through its control of the Funds, has sole voting, investment and dispositive power with respect to the shares held by the Funds. The address for each of Clearstone Venture Management II, L.L.C., Clearstone Venture Management Services, L.L.C., Clearstone Venture Partners II-A, L.P., Clearstone Venture Partners II-B, L.P., and Clearstone Venture Partners II-C, L.P. is 1351 4th Street, 4th Floor, Santa Monica, California 90401.
(13)	Consists of 7,548 restricted stock units that will vest within 60 days of March 28, 2014.
(14)

Includes, solely with respect to Singer, 7,356 restricted stock units that will vest within 60 days of March 28, 2014. Based on a Form 4 filed by Mr. Singer on March 11, 2014 and a Schedule 13D/A filed by entities affiliated with Potomac Capital Partners (“Potomac”) on January 14, 2014, Potomac beneficially owns, directly or indirectly, an aggregate of 1,179,376 shares of Common Stock, consisting of: (i) 615,616 shares owned by Potomac Capital Partners III, L.P. (“PCP III”) and (ii) 563,760 shares owned by Potomac

Capital Partners, L.P. (“PCP”). Potomac Capital Management III, L.L.C. (“Potomac Management III”) serves as the general partner of Potomac Capital Partners III, L.P. Potomac Capital Management, L.L.C. (“Potomac Management”) serves as the general partner of Potomac Capital Partners, L.P. Paul Solit is serving as the co-managing member of Potomac Management III and as the managing member of Potomac Management. Mr. Eric Singer is serving as the co-managing member of Potomac Management III. Each of Potomac Management III and Messrs. Solit and Singer may be deemed to beneficially own the shares beneficially owned by PCP III. Each of Potomac Management and Mr. Solit may be deemed to beneficially own the Shares beneficially owned by PCP. The address of Potomac is 825 Third Avenue, 33rd Floor, New York, New York 10022.
(15)	Consists of 7,356 restricted stock units that will vest within 60 days of March 28, 2014.
(16)	Consists of 1,969,889 shares beneficially held by entities affiliated with Clearstone Ventures and 615,616 shares beneficially held by entities affiliated with Potomac. Also includes an aggregate of 1,111,323 shares of common stock held individually by directors and officers, 63,084 restricted stock units and awards that will vest within 60 days of March 28, 2014 and options to purchase 638,567 shares of the common stock which are immediately exercisable.
(17)	Based on a Schedule 13G filed by Diker GP, LLC on February 12, 2014, Diker GP, LLC, (“Diker GP”), is the general partner to the Delaware limited partnership the Diker Value Tech Fund, LP (“VT”), Diker Value Tech QP Fund, LP (“VTQP”), Diker Small Cap Fund, LP (“SC”), the Diker Small Cap QP Fund, LP (“SCQP”) and Diker Micro Cap Fund LP (“MC”) with respect to the Stock directly owned by VT, VTQP, SC, SCQP, MC and (collectively, the “Diker Funds”). The general partner of the Partnership is Unterberg Technology Partners GP, LLC, (the “General Partner”). Diker GP beneficially owns, directly or indirectly, an aggregate of 1,560,917 shares of Common Stock. As the sole general partner of the Diker Funds, Diker GP may be deemed the beneficial owner of such shares. Diker Management serves as the investment manager of the Diker Funds may be deemed the beneficial owner of shares held by the Diker Funds. Charles M. Diker and Mark N. Diker are the managing members of each of Diker GP and Diker Management may be beneficial owners of shares beneficially owned by Diker GP and Diker Management. The address of Diker GP is 730 5th Ave, New York, New York 10151.
(18)	Based on a Schedule 13G/A filed February 14, 2011. Consists of (i) 952,018 shares in the name of D. E. Shaw Composite Side Pocket Series 5, L.L.C., and (ii) 459,484 shares in the name of D. E. Shaw Composite Fund, L.L.C. The right to acquire upon exercise of Class A and Class B warrants to purchase our Common Stock expired on March 12, 2014. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the managing member and investment adviser of Laminar Direct Capital, L.L.C. and the investment adviser of D. E. Shaw Composite Side Pocket Series 5, L.L.C. and D. E. Shaw Composite Fund, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the manager of D. E. Shaw Composite Side Pocket Series 5, L.L.C. and the managing member of D. E. Shaw Composite Fund, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the shares beneficially owned described above and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 1,765,454 shares. The address of D.E. Shaw & Company is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions for our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose compensation was more than $100,000 during the fiscal year ended December 31, 2013. We refer to these executive officers as our named executive officers elsewhere in this proxy statement. This section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and places in perspective the data presented in the tables and narrative that follow.

Executive Summary

Our compensation committee sets the compensation of our named executive officers, with the assistance of a compensation consultant described in more detail below. The compensation committee considers preexisting compensation arrangements in light of the ability to achieve annual operational objectives that further our long-term business objectives and to create sustainable long-term stockholder value in a cost-effective manner. In considering changes to named executive officer compensation, the compensation committee took note of the greater than 99% approval at our 2011 Annual Meeting of the non-binding advisory resolution on compensation paid to our named executive officers, as disclosed in the compensation discussion and analysis, compensation tables and related narrative discussion in the proxy statement for our 2011 Annual Meeting. At our 2011 Annual Meeting, the stockholders voted, on an advisory basis, to approve the Board’s recommendation that future advisory votes on our executive compensation be held every three years. Following our 2014 Annual Meeting, the next stockholder advisory vote regarding executive compensation will occur at our Annual Meeting to be held in 2017.

Compensation Philosophy and Objectives

Our compensation program for named executive officers is designed to attract, motivate and retain highly qualified individuals with the leadership skills necessary to achieve our business strategy. We specifically designed our compensation program to reward the achievement of specific annual, long-term and strategic performance goals, and to align our executives’ interests with those of our stockholders by improving stockholder value. The objectives of our compensation philosophy are as follows:

•	Named executive officers should be rewarded for achieving financial and operating performance in support of our business strategy and leadership excellence;

•	Compensation of named executive officers should be aligned with the interests of our stockholders by providing the named executive officers with long-term equity incentive compensation opportunities and promoting stock ownership, and thereby discouraging behavior that leads to excessive risk taking;

•	A portion of the compensation should be at risk; provided such risk does not lead to excessive risk taking by the named executive officers and should vary based on our financial and operating performance as well as the named executive officers’ level of responsibility; and

•	Compensation of named executive officers should be competitive with market practice to enable us to attract, motivate, and retain such high-caliber named executive officers, as well as remain flexible in order to respond to changes in competitive trends.

Role of the Compensation Committee and Management

Our compensation committee has the responsibility of formulating, evaluating and determining the compensation of our executive officers, including our named executive officers. The compensation committee consults with our Chief Executive Officer, Chief Financial Officer and our head of Human Resources regarding both executive and non-executive employee compensation plans and programs, including administering our equity incentive plans. Our Chief Executive Officer typically makes assessments and recommendations to the compensation committee on whether there should be adjustments to the annual base salary, annual cash incentive compensation and long-term equity incentive compensation of named executive officers, other than himself, based upon an assessment of individual factors outlined below. The compensation committee reviews such assessments and recommendations; however, the compensation committee’s decisions are made by the compensation committee in its sole discretion, and outside of the presence of any impacted named executive officers.

In addition to the information regarding executive compensation paid to executives with similar titles and responsibilities at the companies in the Peer Group and the Survey (described below), the compensation committee also takes into account the following individual and business factors (which are provided to the compensation committee by our Chief Executive Officer) when determining the compensation for our named executive officers:

•	Individual performance;

•	Performance of our business;

•	Retention risks;

•	Recommendations on the design and structure of short term incentive and long term equity incentive compensation;

•	Information on recruiting and hiring trends and key employment statistics;

•	Recommendations from compensation consultant and management on the amount and form of compensation to be paid to all executive officers, including the Chief Executive Officer;

•	Strategic importance of the position;

•	Scarcity in the market of the individual’s skills and talents;

•	Expected future contributions;

•	Economic and business conditions of the overall market;

•	Historical compensation; and

•	Other information as requested by the compensation committee.

Our Chief Executive Officer, Chief Financial Officer, head of Human Resources and our General Counsel generally attend the compensation committee meetings. However, at each meeting in which executive compensation is on the agenda, the compensation committee holds an executive session without management present. Our Chief Executive Officer is not present during the deliberation and determination of his compensation.

Competitive Market Data and Use of Compensation Consultants

The compensation committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies. The compensation committee engaged Compensia to advise us on 2013 compensation for our executive officers. Compensia also provided input on 2013 board compensation but did not prepare a formal report. Compensia reports directly to the compensation committee but has been authorized to work with our executive officers to collect information necessary for its engagement. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the company completes an annual questionnaire which includes questions which ask about any actual or potential conflicts or relationship between such individual and the consultant. Compensia has also implemented policies and procedures to ensure its ability to provide objective third-party advice on executive compensation matters. Our compensation committee believes that Compensia is free of conflicts of interest.

In connection with our 2013 executive officer compensation, Compensia provided the following services to our compensation committee:

•	Assisting in the selection of the Peer Group and applicable benchmarks;

•	Providing compensation market data, including the Radford High-Technology Survey information, which we refer to as the Survey;

•	Assisting the compensation committee in interpreting compensation data;

•	Reviewing our management’s compensation recommendations;

•	Advising on the reasonableness and effectiveness of our executive officer compensation levels and programs for all executives; and

•	Providing market data on change in control benefits.

In connection with our 2013 executive officer compensation, Compensia recommended a peer group of companies (referred to as the “Peer Group”) against which it assessed the competitiveness of our executive compensation program. The companies comprising the Peer Group were selected primarily on the basis of their similarity to our company, according to the following metrics:

• Annual revenue	• Stock price
• Revenue growth	• Business industry
• Operating performance	• Market capitalization
• Number of employees	• Market capitalization as a multiple of revenue

Compensation data for the Peer Group companies was gathered from publicly available information. This Peer Group was approved by the compensation committee and consisted of the following publicly-traded companies:

Boingo Wireless, Inc.	OPNET Technologies, Inc.
CalAmp Corp.	PCTEL, Inc.
Communications Systems, Inc.	ShoreTel, Inc.
Digi International, Inc.	Smith Micro Software, Inc.
Echelon Corporation	Sourcefire, Inc.
EMCORE Corporation	Sycamore Networks Solutions, Inc.
Limelight Networks, Inc.	Symmetricom
Maxwell Technologies, Inc.	Telular Corporation
Network Equipment Technologies, Inc. (acquired in August 2012)	VASCO Data Security International, Inc.

In addition to the data from the Peer Group, Compensia provided information and compensation data derived from the Survey, which includes data and metrics from technology companies with revenues between $50 million and $200 million. The Survey was especially informative with respect to compensation data for which Peer Group data was not available or insufficient, particularly, our Senior Vice President of Worldwide

Engineering and our Vice President and General Manager, Business Units. Compensia also provided compensation metrics blending information from the Peer Group and the Survey. The compensation committee considered all of these metrics in the determination of executive compensation.

Elements of Compensation

In 2013, the three main elements to our compensation program for named executive officers were:

•	base salary;

•	cash bonus incentive plans; and

•	long-term equity compensation.

We view these components of compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency and other considerations we deem relevant, such as rewarding extraordinary performance.

In addition, we offer our named executive officers additional benefits including a 401(k) plan and health benefits on the same terms as other employees. We have also entered into severance and change of control arrangements with our named executive officers. The compensation committee does not consider these benefits when making its determinations about other elements of our executive compensation program.

Total compensation, as well as each element of compensation, was not targeted or benchmarked to any particular percentile of compensation paid by other Peer Group or Survey companies, but rather the compensation committee considered Peer Group compensation and Survey data as important factors in making its compensation decisions, and considered market data a useful reference point to take into account to ensure that named executive officer total compensation is competitive with the Peer Group and sufficient to recruit and retain qualified executives. Specifically, the Peer Group and Survey total compensation median amounts were used as baseline starting points for determining our 2013 compensation program, with adjustments made for the individual and business factors set forth above. Our compensation committee’s current intent is to perform at least once annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives.

Messrs. McDonald and Malik joined our company during 2013. The compensation paid to Messrs. McDonald and Malik, especially as it relates to initial equity awards, may not be meaningfully measured against the Peer Group equivalents or Survey data because their initial equity awards were part of the initial on-boarding package and may be considered higher than typical annual refresh equity awards. The compensation committee considered factors related to hiring and recruiting these two executive officers, including the need to attract and retain the executive officers, the challenges in hiring executives with the particular skill sets we desire, the strategic importance of these positions and scarcity in the market of the individual’s skills and talents.

Base Salary

Each named executive officer’s base salary is based on the experience, skills, knowledge and responsibilities required of such executive officer and is intended to reflect job responsibilities and value to our company. We believe base salaries are necessary to attract and retain our executive officers and provide our executive officers a fixed element of compensation and level of income stability.

The base salaries of our named executive officers were initially set at the time they joined us based on the following:

•	nature and responsibility of the position and the base salary at the executive’s former position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services based on the substantive judgment of the compensation committee; and

•	recommendations of the Chief Executive Officer and head of Human Resources, except in the case of their own compensation.

Adjustments are made to the base salaries of our named executive officers based on periodic evaluations that take into account the factors listed above and overall company performance (without any reference to a specific goal). 2013 base salaries for named executive officers with continuous service remained unchanged from 2012 as the compensation committee believed the base salary levels were sufficient to satisfy our compensation objectives.

Cash Bonus Incentive Plans

Our cash bonus incentive programs historically reward our named executive officers for meeting and exceeding short-term goals, principally relating to the achievement of revenue targets and operational performance goals set by the compensation committee after consultation with the Board. As discussed below, in the second quarter of 2013, we reevaluated our cash bonus incentive plans to reduce the influence of revenue and operational performance goals and increase emphasis on individual performance. Nevertheless, we continue to believe that establishing revenue targets and operational performance goals are effective measurements in assessing how well or how poorly we are performing from a financial and development standpoint, incentivizing cost-effective revenue growth, and providing specific compensation rewards encourages our named executive officers to perform at their highest potential. It is our general philosophy that management be rewarded for their performance as a team in the attainment of these goals. We believe that this is important in aligning our named executive officers and employees and promoting teamwork among them.

In January 2013, the compensation committee approved the participation of our named executive officers (with the exception of Larry Vaughan, our Senior Vice President of World Wide Sales and Field Operations) in our 2013 management bonus plan. At the same time, the compensation committee approved Mr. Vaughan’s participation in our 2013 sales executive bonus plan. In April 2013, before any bonus amounts were paid pursuant to the 2013 sales executive bonus plan, the compensation committee determined that our 2013 sales executive bonus plan should be suspended and that Mr. Vaughan should participate in our 2013 management bonus plan with our other named executive officers. The compensation committee based this decision principally on the desire to fully align Mr. Vaughan’s target cash bonus compensation with the other named executive officers, but also to streamline the evaluation of compensation for the named executive officers. The compensation committee approved Mr. Vaughan’s participation in the 2013 management bonus plan retroactive to January 1, 2013 such that Mr. Vaughan was eligible to participate in the 2013 management bonus plan for the full fiscal year 2013.

Under the management bonus plan, each named executive officer was assigned a targeted bonus value, set as a percentage of his base salary for 2013 except for Mr. Vaughan, whose targeted bonus value was set as a target dollar amount. Each named executive officer had the ability to earn more or less than his targeted bonus value (but not more than 200% of the executive’s targeted bonus value) based on the extent of achievement of specified performance goals. For our Chief Executive Officer, Chief Financial Officer and Senior Vice President of World Wide Sales and Field Operations, 60% of the target bonus value was tied to the company’s achievement of a specified revenue goal (the “Revenue Bonus”), and 40% of the target bonus value was tied to the company’s achievement of a specified operating profit goal (the “Operating Profit Bonus”). For named executive officers other than our Chief Executive Officer, Chief Financial Officer and Senior Vice President of World Wide Sales

and Field Operations, 40% of the target bonus value was the Revenue Bonus, 40% of the target bonus value was the Operating Profit Bonus, and 20% of the target bonus value was tied to the executive’s performance against management objectives as reasonably determined by our Chief Executive Officer and reported to the compensation committee (the “Performance Bonus”).

For 2013, our Board approved a revenue target of $108.656 million. In order for any Revenue Bonus to be paid, the company’s revenue target was required to be met at a level of at least 90% of the target. Upon achievement of this minimum revenue target, each participant was eligible to receive a bonus award of 50% of their targeted Revenue Bonus. For achievement between 90% and 100% of the revenue target, each eligible participant was eligible to receive a bonus award increasing from 50% on a straight line basis according to the percentage of achievement up to 100%. For example, in the event that annual revenue is achieved at 95% of the target level, the Revenue Bonus would be paid at 75% of the target Revenue Bonus amount. Upon achievement of 100% of our revenue target for 2013, each participant was eligible to receive a bonus award of 100% of their targeted Revenue Bonus. For revenue achievement in excess of 100% of the revenue target for 2013 approved by our Board, the Revenue Bonus would start at a payment of 100% of the target Revenue Bonus (i.e., the Revenue Bonus earned at achievement of 100% of our company’s annual revenue target) and would increase on a straight-line basis according to the percentage of achievement so that at 120% of the revenue target, the Revenue Bonus would be calculated at 200% of the target Revenue Bonus. For example, in the event that our company’s actual revenue was 110% of the annual revenue target approved by our Board, the Revenue Bonus would be paid at 150% of the target Revenue Bonus amount. The revenue target was established by our Board at a level that we believed to be achievable, but would have required better than expected performance by us and each of our named executive officers.

Under our 2013 management bonus plan, following the end of each quarter, the Revenue Bonus was to be calculated and paid based on our achievement of quarterly revenue targets (or in some circumstances year-to-date target achievement), with such payment not to exceed 100% of the named executive officer’s targeted year-to-date revenue bonus irrespective of whether the Operating Profit Bonus targets were met. Following the end of the year, the annual cash bonus available was to be calculated and paid based upon our achievement of annual revenue targets and annual operating profit (loss) compared to the annual target objectives (without duplication of amounts previously paid for revenue achievement). At the time the compensation committee established the targets in the management bonus plan, the committee believed the targets were challenging but achievable based on its review of our operating plan and the committee’s assessment of our industry and the general economic environment.

In order for any Operating Profit Bonus to be paid, the company was required to meet a minimum target operating profit (loss) amount before interest, tax, and amortization expenses of $(1.051 million). If we achieved the minimum target operating loss, the amount of the Operating Profit Bonus was to be calculated on a straight line basis starting at 50% upon achievement of the minimum loss amount and up to 100% upon achievement of a target operating profit of $1.281 million. If the target operating profit was exceeded, the Operating Profit Bonus amount would start at a payment of 100% of the Operating Profit Bonus (i.e. Operating Profit Bonus earned at achievement of 100% of our company’s annual operating profit target) and would increase on a straight-line basis according to the percentage of achievement so that at operating profit of $3.613 million, the Operating Profit Bonus would be calculated at 200% of the target Operating Profit Bonus. Under the 2013 management bonus plan, our operating profit (loss) was measured on a non-GAAP basis, excluding stock-based compensation expense and warrant expense. After consultation with the Board, the compensation committee selected the operating profit (loss) target in an effort to motivate the reduction of our operating expenses while also rewarding revenue growth pursuant to the Revenue Bonus.

Based on our revenue results in the first quarter of 2013, under the terms of the 2013 management bonus plan, the named executive officers received a Revenue Bonus for first quarter performance. During the second quarter of 2013, the Board reviewed in detail the company’s financial performance and considered the senior executive officer turnover at the company during this period. As a result, the Board made adjustments to our annual operating plan. Following these adjustments, the compensation committee recognized that future payments pursuant to the 2013 management bonus plan were unlikely. The compensation committee subsequently determined that as the company continued to work through a period of substantial financial restraint and discipline in 2013, it was critical to ensure that the executive officers be retained and that individual contribution be rewarded toward that end. The efforts and contributions of company leadership were also key to stabilize the company during the time of senior executive transitions. Consequently, for the second, third, and fourth quarters of 2013, the compensation committee paid immaterial discretionary spot bonuses to the named executive officers outside of the 2013 management bonus plan. In addition, on February 12, 2014, the compensation committee approved a discretionary bonus payment to our executive officers to reward 2013 performance. In determining the amount of these payments, the compensation committee did not compare 2013 financial results against the specific targets in the 2013 management bonus plan but did consider a number of factors, including individual executive contributions, review of the company’s performance against an updated operating plan with respect to revenue and operating profit (loss), economic and business conditions of the overall market, new challenges facing the company and retention considerations for the named executive officers. During 2013, we generated revenue of approximately $105.7 million and generated a non-GAAP operating loss of $3.1 million.

The following table sets forth the target bonus established under the 2013 management bonus plan, the amount received by each named executive officer under the 2013 management bonus plan, and the amount received by each named executive officer outside of the 2013 management bonus plan:

Name	Position	Target Percentage (%) of Base Salary	Target Bonus Amount (including Revenue Bonus, Operating Profit Bonus, and Performance Bonus)	Actual Bonus Received Under the Management Bonus Plan	Cash Bonus Received Outside of the Management Bonus Plan
Dr. Bami Bastani	President and CEO	100%	$450,000	$50,240	$310,078
Brian McDonald	Chief Financial Officer (1)	50%	$192,500	$0	$100,275
Ajay Malik	SVP, Worldwide Engineering (2)	45%	$123,750	$0	$154,490
Larry Vaughan	SVP, Worldwide Sales and Field Operations (3)	118%	$325,000	$36.284	$223,945
Sarosh Vesuna	VP and GM, Business Units	45%	$101,250	$7,536	$74,762
Brett White	Former Chief Financial Officer (4)	50%	$151,500	$16,914	$0

(1)	Mr. McDonald was appointed our Chief Financial Officer on June 11, 2013. $152,500 of the target bonus is pro-rated from the commencement of his service. $40,000 of the target bonus is not pro-rated; this $40,000 was agreed to as part of Mr. McDonald’s recruitment to join our company.
(2)	Mr. Malik was appointed our Senior Vice President, Worldwide Engineering on August 20, 2013. The compensation committee determined that he is eligible for receipt of the full amount of his target bonus notwithstanding that he joined us during 2013. This target was agreed to as part of Mr. Malik’s recruitment to join our company. Pursuant to his employment agreement, for 2013 only, the payment of Mr. Malik’s target bonus is based solely on his individual performance (and not based on revenue or operating profit).
(3)	Mr. Vaughan’s target bonus amount was set as a target dollar amount of $325,000, which equaled 118% of his base salary.
(4)	Mr. White resigned as our Chief Financial Officer effective on June 11, 2013.

The target bonus amounts for Messrs. Malik and McDonald include amounts agreed to be paid to such named executive officers pursuant to their employment agreements. Both Messrs. Malik and McDonald joined our company in 2013. Their recruitment involved offering compensation elements which would not otherwise be available under our cash incentive programs, including an elevated one-time target bonus amount in the case of Mr. McDonald and a one-time target bonus amount based entirely on individual performance in the case of Mr. Malik. The compensation committee considered these elements critical in recruiting these executive officers.

Long-Term Equity Compensation

The goal of our long-term, equity-based incentive awards is to provide each named executive officer with an incentive to manage our company from the perspective of an owner with an equity stake in the business. Our compensation committee believes that long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through the use of stock-based awards. In addition, our compensation committee also believes that having a meaningful equity ownership in our company assists us in retaining our key employees.

We provide our named executive officers with long-term equity compensation through our equity plans, pursuant to which we grant restricted stock awards, restricted stock units (“RSUs”) and options to purchase shares of our common stock. In 2013, we granted equity to our named executive officers pursuant to our 2010 Stock Incentive Plan and in the case of our new executive hires Messrs. Malik and McDonald, our 2013 New Employee Stock Inducement Plan.

While we continue to grant awards of options and restricted stock, we believe that moving to a policy of granting RSUs is compelling not only for the executive officers, but also for the company’s stockholders. The compensation value of an RSU award does not depend solely on future stock price increases; at grant, its value is equal to our stock price. Although its value may increase or decrease with changes in the stock price during the period before vesting, an RSU award will likely have value even without future stock price appreciation. Accordingly, we believe RSU awards deliver greater share-for-share compensation value at grant than do stock options (which we have granted in the past), and we can offer comparable grant date compensation value with fewer shares than if the grant were made solely with stock options. This results in less dilution to our stockholders.

Each named executive officer is initially provided with an equity grant when they join our company based upon their position with us and their relevant prior experience. These initial grants generally vest over three years and no shares vest before the one year anniversary of the equity grant. We spread the vesting of our equity grants over three years to compensate our named executive officers for their contribution over a period of time. Our compensation committee has discretion to make equity grants to executive officers and other employees from time to time and generally do so in light of changes in the applicable executive officer’s responsibilities, performance and experience or material changes for comparable executives as reflected in benchmark data. In addition to review of the equity awards based on value, the compensation committee also considers equity awards as a percentage of the company in order to facilitate comparisons against other companies which have smaller or larger market capitalizations.

In 2013, we granted to our named executive officers, other than Messrs. Malik and McDonald, both options to purchase common stock as well as RSUs. In each instance, the compensation committee determined to make the grants based on individual performance and review of current executive officer equity positions and awards (based on value and percentage of the company) relative to Peer Group and Survey median as reflected in the data provided by Compensia. Consistent with past years, the compensation committee continued to subject a portion of the equity awards to performance-based vesting. The compensation committee decided to subject 50% of the total number of RSU shares to performance-based vesting, due in part to its belief that performance should be a significant factor in our overall equity compensation program, and 50% of the total number of RSU shares to time-based vesting, in order to encourage executive retention.

In February 2013 in connection with the annual compensation review, each named executive officer serving as such at that time received (i) an option to purchase stock, (ii) a time-based RSU, and (iii) a performance-based RSU. The value of the shares subject to these equity grants to named executive officers are reflected in the “2013 Summary Compensation Table” and further information about these grants is reflected in the “2013 Grants of Plan-Based Awards” table below, each in the “Executive Compensation” section. Each option vests in equal monthly installments, with a vesting commencement date of February 7, 2013 such that 100% of the shares subject to the option would be fully vested and exercisable on February 7, 2017. The options are also subject to each executive officer’s change of control agreement. The first RSU award was time-based and vests annually over three years, with vesting dates of January 1, 2014, January 1, 2015 and January 1, 2016. The time-based RSU’s are also subject to each executive officer’s change of control agreement. The second RSU award was performance-based and would vest, if at all, on February 7, 2016 at a level of (a) 50% if our annual 2015 revenue is not less than $164 million and (b) 100% if our annual 2015 revenue is not less than $200 million, with the vesting percentage to be linear between 50% and 100% based on revenue achievement. The performance-based RSUs are subject to acceleration and will be fully vested if we experience a change of control in the event our acquisition price is equal to or exceeds three times the total revenue for the period 12 months prior to such change of control.

In August 2013, at the Board’s direction, the compensation committee granted retention RSU awards to Messrs. Vaughan and Vesuna in the amounts set forth below in the “2013 Summary Compensation Table” and the “2013 Grants of Plan-Based Awards” table. These awards were made in light of the senior executive turnover that occurred during 2013 and the company’s continued focus on financial restraint and discipline. Each such RSU award was time-based and vests annually over three years, with vesting dates of August 7, 2014, August 7, 2015 and August 7, 2016. These RSUs are also subject to such executive officer’s change of control agreement. In August 2013, at the Board’s direction, the compensation committee also granted Dr. Bastani, our Chief Executive Officer, a retention option to purchase common stock in the amount set forth below in the “2013 Summary Compensation Table” and the “2013 Grants of Plan-Based Awards” table. Earlier in 2013, Dr. Bastani received an annual award of RSUs along with the other executive officers. We believe that granting options to Dr. Bastani, instead of RSUs, better incentivizes Dr. Bastani to increase our company’s enterprise value because the options will not have value to Dr. Bastani unless the stock price increases. As a result, we believe that awarding additional stock options to Dr. Bastani, as opposed to additional RSUs, better achieves the committee’s compensatory and stockholder alignment goals. Messrs. McDonald and Malik did not receive any retention RSU or option awards because they joined the company in 2013.

The RSU awards made to Messrs. McDonald and Malik in 2013 were made in connection with their initial employment with the company. When determining the package of incentives required to attract such executives to join us, the compensation committee considered the Peer Group and Survey metrics for similarly situated executives at comparable companies and other factors for these initial grants such as the competitive environment for seasoned and such experienced executives, the retention value of the initial equity awards, shares available under our equity plans, and recommendations from our Chief Executive Officer.

Employee Benefits

We provide all of our employees with a broad range of benefits, including medical and dental insurance and the opportunity to participate in our 401(k) plan, which is open to all regular, full-time US employees. We do not provide any material special perquisites or benefits for the named executive officers.

Severance and Change of Control Arrangements

Severance and change of control benefits for each named executive officer are governed by their respective employment agreements or severance and change of control agreements. Our compensation committee believes these arrangements mitigate some of the risk that exists for executives working in a small, dynamic company in an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives who have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. We also believe that entering into these arrangements will help these executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of Meru. These benefits are as more fully described in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Retirement Plans

We currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans. We do maintain a 401(k) plan that is tax-qualified for our employees, including its executive officers. We do not offer employer matching or other employer contribution to 401(k) plan.

Risks from Compensation Policies and Practices

The compensation committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the compensation committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

Compensation Recovery Policy

Under our cash incentive compensation plans, we have reserved the right to implement recoupment or clawback policies we deem necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable rules of the SEC or a stock exchange or similar body). Currently, we have not implemented a policy regarding retroactive adjustments to any equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement or other adjustment in a manner that would reduce the size of the award or payment. Currently, under those circumstances, our board of directors or our compensation committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement or adjustment, including the terms of the relevant compensation plans.

Policy Against Hedging or Pledging Meru Stock

Under our Insider Trading and Communications Policy, directors and employees, including our named executive officers, are prohibited from buying or selling puts or calls, or their equivalent positions, on our securities, including options and derivatives trading on any stock exchanges or futures exchanges.

Accounting and Tax Implications of Our Compensation Policies

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Because of the limitations of Internal Revenue Code Section 162(m), we generally receive a federal income tax deduction for compensation paid to our Chief Executive Officer and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any fiscal year or is “performance-based” under Internal Revenue Code Section 162(m). In addition, while neither the compensation committee nor Board has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, we determined that compensation paid in 2013, as well as any gain from options granted in 2013 will be fully diluted, and the compensation committee intends to consider tax deductibility under Internal Revenue Code Section 162(m) as a factor in its future compensation decisions.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our Board that the Compensation Disclosure and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors,

Harold Copperman Nicholas Mitsakos Sudhakar Ramakrishna

The information contained in the foregoing report of Meru’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Meru under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Meru specifically incorporates it by reference.

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose compensation was more than $100,000 during the fiscal year ended December 31, 2013, 2012, and 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non- Equity Incentive Plan Comp. (3)	All Other Comp.	Total
Dr. Bastani Bastani	2013	$450,000	$310,078	$111,650	$259,336	$50,240	$24,950(5)	$1,206,254
President and Chief	2012	351,136(4)	—	564,000	1,511,124	287,915	160,601(5)	2,874,772
Executive Officer	2011	—	—	—	—	—	—	—

Brian McDonald	2013	170,292(6)	100,275	508,200	—	—	—	778,761
Chief Financial &	2012	—	—	—	—	—	—	—
Administrative Officer	2011	—	—	—	—	—	—	—

Larry Vaughan (9)	2013	275,000	223,945	219,420	30,629	36,284	—	785,278
Senior Vice President -	2012	275,000	—	88,500	512,833	296,965	—	1,173,298
Worldwide Sales &	2011	194,792	—	859,800	795,638	214,254	—	2,064,484
Field Operations

Ajay Malik (10)	2013	101,042	154,490	434,400	—	—	—	689,932
Senior Vice President,	2012	—	—	—	—	—	—	—
Engineering	2011	—	—	—	—	—	—	—

Sarosh Vesuna (11)	2013	225,000	74,762	197,090	18,718	7,536	—	523,106
VP, General Manager
of Business Units

Brett White (7)	2013	152,648	—	57,420	30,629	16,914	30,403(8)	288,014
Former Chief	2012	303,000	—	79,000	151,787	124,480	—	658,267
Financial Officer	2011	295,000	—	296,250	161,507	84,075	—	836,832

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for awards granted during 2013. See Note 13 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013 for a discussion of assumptions made in determining the grant date fair values.
(2)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value for awards granted during 2013 calculated in accordance with ASC 718. See Note 13 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013 for a discussion of assumptions made in determining the grant date fair values.
(3)	The amounts in this column represent total performance-based bonuses earned and payable at a later date for service rendered during the years ended December 31, 2013, December 31, 2012, and December 31, 2011. See “Compensation Discussion and Analysis — Cash Bonus Incentive Plans” for a description of the 2013 management bonus plan.
(4)	Dr. Bastani joined us in March 2012 and his salary was prorated for 2012.
(5)	This amount represents relocation payments made to Dr. Bastani in connection with his employment.
(6)	Mr. McDonald joined us in June 2013 and his salary was prorated for 2013.
(7)	Mr. White resigned as our Chief Financial Officer effective June 11, 2013.
(8)	This amount represents accrued vacation paid out on termination date.
(9)	Mr. Vaughan joined us in April 2011 and his salary was prorated for 2011.
(10)	Mr. Malik joined us in August 2013 and his salary was prorated for 2013.
(11)	Mr. Vesuna became an executive in 2013.

2013 Grants of Plan-Based Awards

The following table presents grants of plan-based awards to our named executive officers during 2013:

				Estimated		All other Stock Awards: Number of Shares of Stock or Units		All other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards (4)
				Future
				Payouts
				Under -
		Estimated Future Payouts Under		Equity
		Non-Equity Incentive Plan		Incentive
		Awards (1)		Plan Awards
Name	Grant Date	Target ($)	Maximum ($)	Target
Dr. Bami Bastani	02/07/2013	—	—	17,500	(5)	—		—	$—	$55,825
	02/07/2013	—	—	—		—		35,000	3.19	59,556
	02/07/2013	—	—	—		17,500		—	—	55,825
	08/07/2013	—	—	—		—		100,000	3.60	199,780
		450,000	900,000	—		—		—	—	—
Brian McDonald	06/21/2013	—	—	—		120,000	(6)	—	—	434,400
		192,500	385,000	—		—		—	—	—
Larry Vaughan	02/07/2013	—	—	—		—		18,000	3.19	30,629
	02/07/2013	—	—	—		9,000		—	—	28,710
	02/07/2013	—	—	9,000	(5)	—		—	—	28,710
	08/07/2013	—	—	—		45,000		—	—	162,000
		325,000	650,000	—		—		—	—	—
Ajay Malik	09/09/2013	—	—	—		120,000	(7)	—	—	434,400
		123,750	247,500	—		—		—	—	—
Sarosh Vesuna	02/07/2013	—	—	5,500	(5)	—		—	—	17,545
	02/07/2013	—	—	—		—		11,000	3.19	18,718
	02/07/2013	—	—	—		5,500		—	—	17,545
	08/07/2013	—	—	—		45,000		—	—	162,000
		101,250	202,500	—		—		—	—	—
Brett White	02/07/2013	—	—	—		—		18,000	3.19	30,629
	02/07/2013	—	—	—		9,000		—	—	28,710
	02/07/2013	—	—	9,000	(5)	—		—	—	28,710

(1)	The amounts in this column reflect amounts payable pursuant to our 2013 management bonus plan. See “Compensation Discussion and Analysis — Elements of Compensation — Cash Bonus Incentive Plans” for a discussion of our 2013 management bonus plan.
(2)	See footnotes in the “2013 Outstanding Equity Awards at Fiscal Year-End” below for a discussion of the vesting terms of these awards and options.
(3)	The exercise price of the options was determined by the market closing price on the grant date.
(4)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect either the market value of the aggregate full grant date for stock awards or the aggregate full grant date fair value for option awards granted during 2013 calculated in accordance with ASC 718. Please see Note 13 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2013 for a discussion of assumptions made in determining the grant date fair values of the options we granted in fiscal 2013.
(5)	Restricted stock units are subject to the achievement of certain performance criteria. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Compensation” for a discussion of these awards.
(6)	Inducement grant RSUs granted in connection with Mr. McDonald’s offer letter pursuant to the 2013 New Employee Stock Inducement Plan.
(7)	Inducement grant RSUs granted in connection with Mr. Malik’s offer letter pursuant to the 2013 New Employee Stock Inducement Plan.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table presents certain plan information of equity awards held by our named executive officers as of December 31, 2013:

	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options						Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested ($)
Name	Exercisable		Unexercisable		Exercise Price ($)	Expiration Date of Options
Dr. Bami Bastani	262,498	(3)	337,502	(3)	$4.62	03/21/2022	—		—
	—		—		—	—	22,500	(4)	$96,975
	—		—		—	—	22,500	(5)	96,975
	30,000	(6)	30,000	(6)	3.40	08/23/2022	—		—
	—		—		—	—	15,000	(7)	64,650
	7,291	(8)	27,709	(8)	3.19	02/07/2023	—		—
	—		—		—	—	17,500	(9)	75,425
	—		—		—	—	17,500	(10)	75,425
	8,333	(11)	91,667	(11)	3.60	08/07/2023	—		—
Brian McDonald	—		—		—	—	120,000	(12)	517,200
Larry Vaughan	26,041	(13)	23,959	(13)	5.54	11/07/2021	—		—
	6,874	(14)	8,126	(14)	3.75	02/07/2022	—		—
	—		—		—	—	5,000	(15)	21,550
	—		—		—	—	5,000	(16)	21,550
	1,182	(17)	2,366	(17)	3.40	08/23/2022	—		—
	2,662	(17)	5,327	(17)	3.40	08/23/2022	—		—
	15,000	(6)	15,000	(6)	3.40	08/23/2022	—		—
	—		—		—	—	7,500	(7)	32,325
	3,749	(8)	14,251	(8)	3.19	02/07/2023	—		—
	—		—		—	—	9,000	(9)	38,790
	—		—		—	—	9,000	(10)	38,790
	—		—		—	—	45,000	(18)	193,950
Ajay Malik	—		—		—	—	120,000	(19)	517,200
Sarosh Vesuna	6,538	(2)	—		4.81	07/22/2018	—		—
	12,820	(2)	—		7.80	09/24/2019	—		—
	6,410	(2)	—		7.80	09/24/2019	—		—
	—		—		—	—	1,700	(20)	7,327
	3,385	(13)	3,115	(13)	5.54	11/07/2021	—		—
	4,583	(14)	5,417	(14)	3.75	02/07/2022	—		—
	—		—		—	—	4,000	(15)	17,240
	—		—		—	—	4,000	(16)	17,240
	773	(17)	1,547	(17)	3.40	08/23/2022	—		—
	333	(17)	667	(17)	3.40	08/23/2022	—		—
	8,000	(6)	8,000	(6)	3.40	08/23/2022	—		—
	—		—		—	—	4,000	(7)	17,240
	2,291	(10)	8,709	(10)	3.19	02/07/2023	—		—
	—		—		—	—	5,500	(9)	23,705
	—		—		—	—	5,500	(10)	23,705
	—		—		—	—	45,000	(18)	193,950
Brett White (1)	—		—		—	—	—		—

(1)	Mr. White resigned as our Chief Financial Officer effective June 11, 2013 and had no outstanding equity awards at fiscal year-end.
(2)	Fully vested.
(3)	Option vested as 25% of the shares of common stock underlying it on March 21, 2013, and as to 1/48th of the underlying shares monthly thereafter until fully vested on March 21, 2016.

(4)	Award fully vests on December 31, 2014.
(5)	Award fully vests on December 31, 2014, subject to the achievement of certain performance criteria.
(6)	Option vests annually on August 23, 2013 and will be fully vested on August 23, 2014.
(7)	Award vests annually on August 23, 2013 and will be fully vested on August 23, 2014.
(8)	Option vests monthly beginning on February 7, 2013 and will be fully vested on February 7, 2017.
(9)	Award fully vests on January 1, 2016.
(10)	Award fully vests on January 1, 2016, subject to the achievement of certain performance criteria.
(11)	Option vests monthly beginning on August 7, 2013 and will be fully vested on August 7, 2017.
(12)	Award vests annually on June 11, 2014 and will be fully vested on June 11, 2017.
(13)	Option vests monthly beginning on November 7, 2011 and will be fully vested on November 7, 2015.
(14)	Option vests monthly beginning on February 7, 2012 and will be fully vested on February 7, 2016.
(15)	Award fully vests on January 1, 2015.
(16)	Award fully vests on January 1, 2015, subject to the achievement of certain performance criteria.
(17)	Option vested as 25% of the shares of common stock underlying it on August 23, 2013, and as to 1/48th of the underlying shares monthly thereafter until fully vested on August 23, 2014. On August 23, 2012, we closed an option exchange program. See “Compensation Discussion and Analysis — Option Exchange Program” for a description of the option exchange program.
(18)	Award vests annually on August 7, 2014 and will be fully vested on August 7, 2016.
(19)	Award vests annually on August 20, 2014 and will be fully vested on August 20, 2016.
(20)	Award fully vests on January 1, 2014.

Option Exercises and Stock Vested in 2013

The following table provides information concerning each vesting of stock awards for each of our named executive officers during the fiscal year ended December 31, 2013:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dr. Bami Bastani	17,500	$75,425
	15,000	52,350
Larry Vaughan	25,000	166,000
	15,000	49,500
	7,500	26,175
Sarosh Vesuna	13,000	42,900
	4,000	13,960

During the year ended December 31, 2013, there were no exercises of stock options by our named executive officers.

Employment, Severance and Change of Control Agreements

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of an involuntary termination or change in control may exist and that the uncertainty and questions that it may raise among executives could result in the departure or distraction of executives to the detriment of the company and our stockholders. Our compensation committee has adopted a standardized severance and change of control agreement structure in order to harmonize the change of control provisions across all executive officers and address retention concerns.

Under the severance and change of control agreements, if a named executive officer is terminated as a result of an Involuntary Termination (as defined below) and not for Cause (as defined below) such executive officer will be entitled to severance benefits from us in the form of salary continuation for the period of months listed opposite such executive officer’s name in the second column below. Moreover, such executive officer will be entitled to the continuation of health insurance benefits by us or to have the executive officer’s premiums for COBRA continuation coverage reimbursed by us until the earlier of: (i) the end of the period of months listed opposite such executive officer’s name in the second column below, or (ii) the date the executive officer or such executive officer’s eligible dependents become covered under another employer group health plan; or, upon the election of the executive officer.

If a named executive officer is terminated as a result of an Involuntary Termination and not for Cause at any time within three months before or twelve months after a Change of Control (as defined below) such executive officer will be entitled to severance benefits from us in the form of salary continuation for the period of months listed opposite such executive officer’s name in the third column below. Moreover, such executive officer will be entitled to the continuation of health insurance benefits by us or to have the executive officer’s premiums for COBRA continuation coverage reimbursed by us until the earlier of: (i) the end of the period of months listed opposite such executive officer’s name in the third column below, or (ii) the date the executive officer or such executive officer’s eligible dependents become covered under another employer group health plan; or, upon the election of the executive officer. In addition to these benefits, upon such an Involuntary Termination in connection with a Change of Control, such executive officer will receive acceleration of the vesting and exercisability of all of such executive officer’s outstanding equity awards (e.g., stock options and RSUs) to the extent the vesting is based solely on services to our company over time (rather than performance-based vesting). In addition, under the agreements entered into by our executive officers governing their performance-based RSUs, in the event the executive officer is Involuntary Terminated in connection with a Change of Control and the consideration paid or payable pursuant to such Change of Control is greater than a stated threshold amount, the executive officer’s performance-based RSU’s that had been previously earned would become fully vested.

The payment and benefit levels in connection with Involuntary Termination or Change of Control were determined by the compensation committee with the assistance of Compensia, as well as the following factors:

•	the criticality of the executive officer to our company,

•	the competitiveness of the market for that position, and

•	our company’s compensation philosophy (including short-term and long-term strategic objectives.

Name of Executive Officer	Months of Severance Payments and Continued Health Insurance Benefits Upon Involuntary Termination	Months of Severance Payments and Continued Health Insurance Benefits Upon Involuntary Termination Following a Change of Control
Dr. Bami Bastani	18 months	24 months
Brian McDonald	12 months	15 months
Larry Vaughan	15 months	22.5 months
Ajay Malik	9 months	12 months
Sarosh Vesuna	12 months	18 months

In the event that the payments under any Severance Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, which we refer to as the Code and would subject the executive officer to the excise tax under Section 4999 of the Code, such executive officer is entitled to either: (i) the full payments provided under the Severance Agreement, or (ii) such lesser amount which would result in no portion of such payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account all applicable income and excise taxes, would result in a greater after-tax benefit to such executive officer. The foregoing payments, benefits and, as applicable, acceleration are also subject to a Section 409A savings clause as well as (i) a release of our company by the applicable executive officer for all claims, (ii) the executive officer’s compliance with customary non-solicitation covenants for twelve months post-termination and continued observance of his obligations to us under his current proprietary information and inventions agreement, and (iii) the executive officer’s compliance with customary non-disparagement covenants for twelve months post-termination.

“Cause” is defined to mean:

•	the failure by such executive officer to substantially perform such executive officer’s duties and responsibilities of his position (other than such failure resulting from such executive officer’s incapacity due to physical or mental illness), provided that following a Change of Control such failure must be willful and continued;

•	a felony conviction or a plea of “guilty” or “no contest” to a felony and which has an adverse effect on the business or affairs of our company or its affiliates or stockholders, provided that following a Change of Control such adverse affect must be a material adverse effect on our company or its affiliates or stockholders;

•	intentional or willful misconduct or refusal to follow the reasonable and lawful instructions of our Board;

•	intentional breach of company confidential information obligations which has an adverse effect on our company or its affiliates or stockholders, provided that following a Change of Control such adverse affect must be a material adverse effect on our company or its affiliates or stockholders;

•	material fraud or dishonesty against our company;

•	prior to a Change of Control, material violation of a written company policy or agreement or a material company policy or agreement broadly understood by company executive officers which has an adverse effect on our company or its affiliates or stockholders, or, following a Change of Control, violation of company policy or agreement which has a material adverse effect on our company or its affiliates or stockholders; or

•	failure to cooperate with our company in any investigation or formal proceeding by our Board or any governmental or self-regulatory entity;

provided that no termination of the executive officer for Cause shall be effective unless the executive officer is given written notice from our Board of the condition that could constitute Cause and, if capable of being cured, at least 30 days to cure the condition.

“Change of Control” is defined to mean the occurrence of any of the following events:

•	the approval by the stockholders of our company of a plan of complete liquidation or dissolution of our company or the closing of a sale or disposition by our company of all or substantially all of our company’s assets, other than a sale or disposition to a subsidiary of our company or to an entity, the voting securities of which are owned by the stockholders of our company in substantially the same proportions as their ownership of our company’s voting securities immediately prior to such sale or disposition;

•	a merger or consolidation of our company with any other corporation, other than a merger or consolidation which would result in the voting securities of our company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent of the total voting power represented by the voting securities of our company or such surviving entity outstanding immediately after such merger or consolidation;

•	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of our company representing fifty percent or more of the total voting power represented by our company’s then outstanding voting securities;

•	a contest for the election or removal of members of the Board that results in the replacement during any twelve-month period of at least fifty percent of the Incumbent Directors of the Board, whose appointment is not endorsed by the majority of the Incumbent Directors of the Board prior to such contest. “Incumbent Directors” is defined as: (x) directors as of the date of the Severance Agreement; and (y) directors elected other than in connection with an actual or threatened proxy contest.

“Involuntary Termination” is defined to mean such executive officer’s termination by our company without “Cause” or resignation by such executive officer within 30 days following the expiration of any company cure period following the occurrence of one or more of the following without the executive officer’s written consent:

•	a material reduction in the executive officer’s responsibilities relative to the executive officer’s authorities or responsibilities in effect on the date of the Severance Agreement, or, on or following a Change of Control, a material reduction in the executive officer’s responsibilities relative to the executive officer’s authorities or responsibilities in effect immediately prior to the Change of Control;

•	a material reduction by our company of the executive officer’s annual base compensation rate and/or target bonus dollar amount as of the date of the Severance Agreement other than a reduction, not to exceed 15% of the aggregate base salary and target bonus opportunity dollar amount, that is similarly imposed on our company’s other executive officers, or, on or following a Change of Control, a material reduction by our company of the executive officer’s annual base compensation rate and/or target bonus dollar amount as in effect immediately prior to the Change of Control;

•	a material breach of the executive officer’s Severance Agreement by our company;

•	without the executive officer’s express written consent, the relocation of the executive officer’s principal place of employment to a facility or a location more than 35 miles from the executive officer’s location of employment on the date of execution of the Severance Agreement; or

•	the failure of our company to obtain the assumption of the Severance Agreement or any other agreement between our company and the executive officer by any successors;

provided that no such event will be deemed an Involuntary Termination without the executive officer first providing our company (copying the Board of Directors) with written notice of the condition that would constitute the Involuntary Termination within 90 days of the event that Executive believes constitutes the Involuntary Termination and at least 30 days prior to effectiveness of such resignation for Involuntary Termination and such condition constituting the Involuntary Termination has not been cured prior to effectiveness of such resignation; and provided further that termination due to death or disability will not be considered an Involuntary Termination.

Potential Payments Upon Termination or Change of Control

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of a termination of employment qualifying for severance benefits in connection with upon a change in control under the severance and change of control agreements described above, assuming that each named executive officer’s termination of employment with our company occurred on December 31, 2013 or in the event that a change in control of our company occurred on December 31, 2013, as applicable and the price per share of our common stock is the closing market price as of December 31, 2013. Amounts shown do not include

(i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the named executive officer during his employment that do not discriminate in scope, terms or operation in favor of executive officers and are available to all salaried employees, such as accrued vacation.

		Termination Without
		Cause (Within three
	Termination Without	months before or twelve
	Cause (No Change in	months after Change in
	Control)	Control)
Dr. Bami Bastani
Cash Severance	$675,000	$900,000
Continued Health Benefits (1)	23,859	31,812
Acceleration of Time Based Equity Awards (2)	—	401,850
Acceleration of Performance Based Equity Awards (3)	—	172,400

Total	698,859	1,506,062

Brian McDonald
Cash Severance	305,000	381,250
Continued Health Benefits (1)	22,960	28,700
Acceleration of Time Based Equity Awards (2)	—	517,200
Acceleration of Performance Based Equity Awards (3)	—	—

Total	327,960	927,150

Larry Vaughan
Cash Severance	343,750	515,625
Continued Health Benefits (1)	29,598	44,397
Acceleration of Time Based Equity Awards (2)	—	352,974
Acceleration of Performance Based Equity Awards (3)	—	60,340

Total	373,348	973,335

Ajay Malik
Cash Severance	206,250	275,000
Continued Health Benefits (1)	17,220	22,960
Acceleration of Time Based Equity Awards (2)	—	517,200
Acceleration of Performance Based Equity Awards (3)	—	—

Total	223,470	815,160

Sarosh Vesuna
Cash Severance	225,000	337,500
Continued Health Benefits (1)	—	—
Acceleration of Time Based Equity Awards (2)	—	294,963
Acceleration of Performance Based Equity Awards (3)	—	40,945

Total	225,000	673,408

Brett White (4)
Cash Severance	—	—
Continued Health Benefits (1)	—	—
Acceleration of Time Based Equity Awards (2)	—	—
Acceleration of Performance Based Equity Awards (3)	—	—
Total	—	—

(1)	Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of December 31, 2013) for the maximum period available to the named executive officer.

(2)	The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of a share of our common stock on December 31, 2013, which was $4.31, and the per share exercise price of the accelerated option. The value of accelerated RSUs was calculated by multiplying the number of shares subject to acceleration by the fair market value of a share of our common stock on December 31, 2013, which was $4.31.
(3)	In the event the executive officer is Involuntary Terminated in connection with a Change of Control, and the consideration paid or payable pursuant to such Change of Control is greater than a stated threshold amount, the executive officer’s performance-based RSU’s that had been previously earned would become fully vested. The value of accelerated RSUs was calculated by multiplying the number of shares subject to acceleration by the fair market value of a share of our common stock on December 31, 2013, which was $4.31.
(4)	Mr. White resigned as our Chief Financial Officer effective June 11, 2013. In connection with Mr. White’s resignation of employment, there was no payment of severance, continuation of health benefits, or acceleration of stock options.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of our directors in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Meru Networks under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The audit committee of the Board is composed of Mr. Newman, who is the chair of the audit committee, and Messrs. Kissner and Mitsakos, each of whom the Board has determined is an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards. The Board has determined that each of Messrs. Newman and Kissner satisfy the requirements as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

As members of the audit committee for 2013, we assist the Board in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of the company and its subsidiaries. The audit committee operates under a charter.

In fulfilling its oversight role, the audit committee has reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements. The audit committee met eight times during 2013, including meetings with our independent registered public accounting firm to review our quarterly and annual consolidated financial statements and the scope and results of their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the consolidated financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Burr Pilger Mayer, Inc., our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB.

The audit committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged With Governance), as adopted by the PCAOB in Rule 3200T. Our independent registered public accounting firm also provided to the audit committee the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the audit committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 28, 2014.

In addition, the Audit Committee selected Burr Pilger Mayer, Inc. as our independent registered public accounting firm for our fiscal year ending December 31, 2014 and is seeking ratification of such selection by our stockholders.

Submitted by the Audit Committee of the Board of Directors,

Barry Newman Charles Kissner Nicholas Mitsakos

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director arrangements discussed above under “Election of Directors — Director Compensation” and “Executive Compensation,” below is a description of transactions since January 1, 2013 to which we have been a party, in which the amount involved in the transaction exceeds or will exceed $120,000, and in which any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Equity Grants

We have granted some of our executive officers and directors equity-based awards. See the related descriptions in this proxy statement under the captions “Election of Directors — “Director Compensation” and “Executive Compensation.”

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with our executive officers. See “Executive Compensation — Employment, Severance and Change of Control Arrangements” for information regarding these arrangements with our named executive officers.

We have entered or will enter into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Executive Compensation — Limitation on Liability and Indemnification Matters.”

Nomination and Standstill Agreement

On January 13, 2014, the Board increased the size of the Board from seven to nine directors and we entered into a Nomination and Standstill Agreement, or the Agreement, with Potomac Capital Partners III, L.P., Potomac Capital Management III, L.L.C., Potomac Capital Partners L.P., Potomac Capital Management L.L.C., Paul J. Solit, Eric Singer and Stephen Domenik. Members of the Potomac group are major Meru stockholders.

Pursuant to the Agreement, the Board appointed Eric Singer and Stephen Domenik as members of the Board. Initially, Messrs. Singer and Domenik will not be named to any of the committees of the Board. Further, we agreed that following our 2014 Annual Meeting of Stockholders, the number of authorized members of the Board will be reduced to seven.

Under the Agreement, we agreed to nominate Messrs. Domenik and Singer for election to the Board at the 2014 Annual Meeting of Stockholders. In the event that Mr. Domenik or Mr. Singer resigns or is otherwise unable to serve on the Board for any reason (other than breach of the Agreement by a member of the Potomac group), Potomac has the right to recommend a substitute who meets the conditions set forth in the Agreement and our historical standards and criteria, so long as members of the Potomac group then own at least 5% of our outstanding common stock as of the date of the Agreement. The Board, acting in good faith, has the right to approve the replacement designee, which approval may not be unreasonably withheld.

Messrs. Domenik and Singer have agreed, while serving as members of the Board (1) to meet all director independence and our other standards, The NASDAQ Stock Market and the Securities and Exchange Commission, (2) to remain qualified to serve as directors under the Delaware General Corporation Law, (3) to comply with all of the policies, procedures, standards and guidelines applicable to Board members, including our Code of Business Conduct and Ethics, Insider Trading and Communications Policy, Anti-Corruption Policy, Board Confidentiality Policy, Board Strategic Communications Policy and Corporate Governance Guidelines,

(4) to keep our lead director and chair of the Nominating and Corporate Governance Committee of the Board informed regarding any special arrangements (compensatory or otherwise) between Messrs. Domenik an/or Singer and members of the Potomac group or any of other significant stockholders, and (5) to act in a manner consistent with his fiduciary duties. We and the members of the Potomac group have also entered into a Non-Disclosure Agreement covering certain of our confidential information, to the extent such information is shared with members of the Potomac group.

Generally, our obligations under the Agreement will cease, and Messrs. Domenik and Singer (or their replacements) must offer to resign from the Board if (1) members of the Potomac group cease to hold at least 5% of our outstanding common stock as of the date of the Agreement, (2) a member of the Potomac group or Mr. Domenik or Mr. Singer ceases to comply with or breaches any of the terms of the Agreement or fails to satisfy the conditions set forth above, or (3) in the case of Mr. Singer (or any subsequent designee that at the time of appointment or election to the Board is an employee of a member of the Potomac group), his employment with all members of the Potomac group is terminated for any reason.

The Agreement terminates on the date that is ten business days prior to the deadline for a stockholder to submit nominations at the Company’s 2015 annual meeting of stockholders. However, the Board may nominate Messrs. Domenik and Singer (or their replacements) for election to the Board at successive annual meetings of our stockholders. If Messrs. Domenik and Singer (or their replacements) are nominated for election at a successive annual meeting, the Agreement will remain in effect until such successive annual meeting. If Messrs. Domenik and Singer (or their replacements) are elected to the Board at such meeting, the Agreement will remain in effect until the date that is ten business days prior to the deadline for a stockholder to submit nominations at our next successive annual meeting of stockholders. Potomac has the right to terminate the Agreement at any time during the thirty days prior to the deadline for a stockholder to submit nominations at our applicable annual meeting of stockholders.

During the term of the Agreement, members of the Potomac group agreed, subject to certain exceptions, that they shall not:

•	make, participate in or encourage any solicitation of proxies or consents;

•	deposit any of our securities in any voting trust or similar arrangement;

•	own in excess of 10% of our stock;

•	sell or transfer shares of our stock to any third party such that the third party would own more than 5% of our stock;

•	effect, propose, participate in or facilitate any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving us or any of our subsidiaries;

•	engage in hedging transactions with respect to our stock;

•	call or seek to call any meeting of stockholders, including by written consent;

•	seek representation on the Board, except as set forth in the Agreement;

•	act to control or to influence or act to seek control or influence the management, Board or our policies

•	make a request for any stockholder list or our other books and records;

•	take any action in support of or make any proposal or request that constitutes:

•	advising, controlling, changing or influencing the Board or our management, including any plans or proposals to remove a director, change the number or term of directors, or to fill any vacancies on the Board;

•	any material change in our capitalization, stock repurchase programs and practices or dividend policies;

•	any other material change in our management, business or corporate structure;

•	seeking to have us waive or make amendments or modifications to our governing documents, or other actions that may impede or facilitate the acquisition of control of us by any person;

•	disparage us, our affiliates, any of our current or former officers or directors, or our business operations, products or services; or

•	encourage a third party to do any of the foregoing.

Review, Approval or Ratification of Transactions with Related Parties

Our Related Person Transaction Policy and the charter of our audit committee require that any transaction with a related party that must be reported under applicable rules of the SEC, other than certain matters that do not create a material direct or indirect interest on behalf of a related party, must be reviewed and approved or ratified by our audit committee.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Under our bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next Annual Meeting (that is, the next Annual Meeting following the Annual Meeting to which this proxy statement relates) must give written notice thereof to us in accordance with the provisions of our bylaws, which require that such notice be given not less than 90 days nor more than 120 days prior to the anniversary of the date of the proxy statement provided in connection with the previous year’s Annual Meeting. To be timely for the 2015 Annual Meeting, a stockholder’s notice must be received by us between December 1, 2014 and January 12, 2015. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Meru Networks, Inc., 894 Ross Drive, Sunnyvale, California 94089.

If the date of the 2015 Annual Meeting is more than 30 days before or after the anniversary date of the 2014 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2015 Annual Meeting.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next Annual Meeting under the procedures outlined in this paragraph, the proxy holders named by our Board will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the next Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than December 13, 2014 and satisfy the conditions established by the SEC for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the 2015 Annual Meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then-current bylaws, as referenced in the preceding paragraph. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our bylaws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2013.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2014 Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Mark Liu General Counsel and Secretary

April 11, 2014

0000207286_1 R1.0.0.51160
MERU NETWORKS®
MERU NETWORKS, INC
ATTN: CORPORATE SECRETARY
894 ROSS DRIVE SUNNYVLE, CA 94089
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
The Board of Directors recommends you vote FOR the following:
For All Withhold All For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors
Nominees
01 Bami Bastani
02 Harold Copperman
03 Stephen Domenik
04 Charles Kissner
05 William Quigley
06 Sudhakar Ramakrishna
07 Eric Singer
The Board of Directors recommends you vote FOR proposals 2 and 3.
For Against Abstain
2 Approve a non-binding advisory resolution on our executive compensation.
3 Ratification of the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
NOTE: Transaction of such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.
For address change/comments, mark here. (see reverse for instructions)
Yes No
Please indicate if you plan to attend this meeting
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000207286_2 R1.0.0.51160
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.
MERU NETWORKS, INC
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 22, 2014 9:30 AM Pacific Time
This proxy is solicited on behalf of the Board of Directors of Meru Networks, Inc.
The undersigned hereby appoints Mark Liu and Brian McDonald, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, $0.0005 par value per share, of MERU NETWORKS, INC. held of record by the undersigned on March 28, 2014 at the Annual Meeting of Stockholders to be held at 894 Ross Drive, Sunnyvale, CA 94089, on May 22, 2014, at 9:30 a.m., Pacific Time, and any adjournment or postponement thereof.
The shares represented by this Proxy will be voted as directed below. When no choice is indicated this Proxy will be voted FOR the election of all nominees in Proposal 1 and FOR Proposals 2 and 3.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side